UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No. ___)

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INSIGHT ENTERPRISES, INC.
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Notice of 2022 Annual Meeting of Stockholders
and
Proxy Statement

Once again, our teammates faced a challenging year, navigating the uncertainty of the macro environment yet maintaining focus on solving our clients’ biggest challenges through technology and digital solutions.
In 2021, we set company records for full year net sales, gross profit, Adjusted earnings from operations and Adjusted diluted earnings per share.
▪Net sales increased 13% to $9.4 billion.
▪Gross profit increased 11% to $1.5 billion.
▪Earnings from operations increased 22% to $332.1 million and non-GAAP Adjusted* earnings from operations increased 12% to $362.5 million.
▪Diluted earnings per share increased 22% to $5.95 and non-GAAP Adjusted* diluted earnings per share increased 15% to $7.10.

With Ken Lamneck’s retirement at the end of 2021, the Company marks a transition point. Under his leadership, the Company has built a solid foundation and today, we have a differentiated portfolio of solutions. We are well positioned to help our clients accelerate their digital journeys and modernize their businesses. The future is bright for Insight.
* See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure.

Dear Fellow Stockholder,
On behalf of our Board of Directors, I’m pleased to invite you to Insight’s 2022 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 18, 2022 at 10:00 a.m. MST, at our global headquarters located at 2701 E. Insight Way, Chandler, Arizona 85286. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.
For Insight, 2021 was another year of record financial performance and strategic progress, as we continued to improve profitability and make significant strategic investments for the future.
For more information on Insight and to take advantage of the many stockholder resources and tools available, we encourage you to visit our Investor Relations website at http://investor.insight.com.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote via the Internet, by telephone or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented at the meeting.

Thank you for your trust in Insight and your investment in our business.

Joyce A. Mullen
President and Chief Executive Officer
April 5, 2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When:	Where:

Wednesday, May 18, 2022	Insight Enterprises, Inc.
10:00 a.m. MST	2701 E. Insight Way
Chandler, Arizona 85286
We are pleased to invite you to the Insight Enterprises, Inc. 2022 Annual Meeting of Stockholders (the “Annual Meeting”).
Items of Business:
1.To elect ten directors for a term expiring at the 2023 Annual Meeting of Stockholders (or until their respective successors have been duly elected and qualified);
2.To approve, on an advisory basis, named executive officer compensation;
3.To ratify KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
4.To consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the meeting.
Record Date:
Holders of our common stock at the close of business on March 30, 2022 are entitled to notice of, and to vote at, the Annual Meeting.
How to Vote:
Your vote is important to us.  Please see “Voting Information” on page 1 for instructions on how to vote your shares.
These proxy materials are first being distributed on or about April 13, 2022.

April 5, 2022	By Order of the Board of Directors,

Samuel C. Cowley
Senior Vice President, General Counsel and Secretary

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be Held on May 18, 2022:  The proxy materials relating to our 2022 Annual Meeting (notice, proxy statement, proxy card and annual report) are available at www.proxypush.com/nsit.

PROXY STATEMENT TABLE OF CONTENTS

VOTING INFORMATION

Who is Eligible to Vote
You are entitled to vote at the Annual Meeting if you were a stockholder of Insight Enterprises, Inc. (the “Company” or “Insight”) as of the close of business on March 30, 2022, the record date for the Annual Meeting.

Participate in the Future of Insight – Vote Today
Please cast your vote as soon as possible on all the proposals listed below to ensure that your shares are represented.

		More Information	Board Recommendation
Proposal 1	Election of Directors	Page 19	FOR each Director Nominee
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	Page 29	FOR
Proposal 3	Ratification of Independent Registered Public Accounting Firm	Page 63	FOR

Voting in Advance of the Annual Meeting
Even if you plan to attend our Annual Meeting in person, please read this proxy statement with care and vote right away as described below. For stockholders of record, have your notice and proxy card in hand and follow the instructions. If you hold your shares through a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee, including whether telephone or Internet options are available.

INTERNET / MOBILE	PHONE	MAIL

Visit 24/7: www.proxypush.com/nsit Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 17, 2022.	Dial toll free 24/7: 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 17, 2022.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Voting at the Annual Meeting
You may vote in person at the Annual Meeting, which will be held on Wednesday, May 18, 2022, at 10:00 a.m. MST, at the Insight global headquarters, 2701 E. Insight Way, Chandler, Arizona 85286. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Frequently Asked Questions
We provide answers to many frequently asked questions about the meeting and voting under “Frequently Asked Questions Concerning the Annual Meeting” beginning on page 67 of this proxy statement.

PROXY SUMMARY
This summary highlights information contained elsewhere. This summary does not contain all of the information that you should consider, and you should read carefully the entire proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021 before voting at the Annual Meeting. Measures used in this proxy statement that are not based on U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to the most directly comparable GAAP measure in Appendix A.
Business Overview
Today, every business needs to be a technology business. We empower organizations with technology, solutions and services to help our clients maximize the value of their information technology (“IT”) today and drive digital transformation for tomorrow in North America; Europe, the Middle East and Africa (“EMEA”); and Asia-Pacific (“APAC”).  As a Fortune 500-ranked global technology provider of end-to-end secure digital transformation solutions and services, we help clients innovate and optimize their operations to run smarter.

Our clients are our number-one priority, so delivering client value, which helps us earn client loyalty, is our primary goal. We expect our clients to achieve advantages by leveraging our unique capabilities to provide end-to-end secure digital transformation solutions and services. We provide technical expertise and advisory services to our clients as an industry-recognized solutions integrator. From IT strategy and design to implementation and management, we meet our clients wherever they are now and work alongside them to get them to where they want to be.
Our go-to-market framework for our cloud and digital expertise is built on over 33 years of broad IT experience combined with strategic acquisitions, new cloud and digital expertise and deep partner relationships. We are uniquely positioned to help our clients maximize the value of their technology today – and future proof their investments for tomorrow.

Each of our areas of expertise represents a discrete area of growth for our business and when connected to each other, they provide a platform for our clients to leverage our breadth of expertise to solve their most relevant business challenges. Our strategy is to increase our penetration with new and existing clients within the areas of expertise across our geographic footprint in North America, EMEA and APAC. Powered by Insight’s legacy technology supply chain expertise, we are able to support our services offerings within the hardware, software and cloud solutions from market-leading and emerging manufacturer brands. To execute our strategy, we employ centralized and field-based sales, engineering, and services resources to connect with our clients. We also invested in technical engineers, architects and software developers who create and deliver integrated IT solutions to our clients globally, a capability we believe differentiates us in the marketplace.

Our unique solution-focused go-to-market strategy is supported by a strong operational platform that includes scalable IT and e-commerce systems and processes, robust digital marketing capabilities and a culture of continuous business process transformation and automation.

We are organized in three geographic operating segments:

Operating Segment	Geography	Percent of 2021 Consolidated Net Sales
North America	United States and Canada	80%
EMEA	Europe, Middle East and Africa	18%
APAC	Asia-Pacific	2%

2021 Business Highlights
In 2021, our global team delivered a sixth consecutive year of double-digit non-GAAP Adjusted* earnings from operations growth, focusing on improving our product mix by continuing to expand our higher margin services offerings and integrating strategic acquisitions. We believe that the strategic investments we made in our go-to-market solution areas over the last several years, as well as the investments in our sales and technical talent, have positioned us well to continue to execute on our business goals. For the full year 2021, we delivered the following consolidated financial results:
•Net sales growth of $1.1 billion, or 13%, to $9.4 billion
•Gross profit (“GP”) growth of 11%
•Non-GAAP Adjusted* earnings from operations (“EFO”) growth of 12%
•Non-GAAP Adjusted* diluted earnings per share (“EPS”) growth of 15%, to $7.10
•Non-GAAP Adjusted* return on invested capital (“ROIC”) of 14.01%(1)
(1)Calculated using a 26.0% tax rate for 2021, consistent with the ROIC reported in 2021 earnings.

$9,436
$8,341
$7,731
$1,448
$1,300
$1,138
$363
$322
$282
$7.10
$6.19
$5.42
13.85%
12.59%
14.01%
Net Sales (in Millions)
Gross Profit (in Millions)
Non-GAAP Adjusted* Earnings From Operations (in Millions)
Non-GAAP Adjusted* Diluted Earnings Per Share
Non-GAAP Adjusted* ROIC
2019
2020
2021

* See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2016 would have grown to $264 on December 31, 2021. The chart also shows Insight’s performance versus the NASDAQ US Benchmark TR Index (Market Index) ($100 investment would have grown to $230) and the NASDAQ US Benchmark Computer Hardware TR Index (Industry Index) ($100 investment would have grown to $593) over the same period, with dividends reinvested.
For further details about our performance in 2021, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Our Board of Directors
•Independent Board. Our Board of Directors is comprised entirely of independent directors, other than Joyce A. Mullen, who also serves as our President and Chief Executive Officer.
•Independent Chair of the Board and Presiding Director. Timothy A. Crown serves as our independent Chair of the Board and Anthony A. Ibargüen serves as our Presiding Director, whose primary responsibility is to fill in for the Chair if he is unable to serve.
•Independent Board Committees. All members of our Audit, Compensation and Nominating and Governance Committees are independent directors.

					Board Committee Membership During 2021
Name	Age	Director Since	Primary Occupation	Independent	Audit	Compensation	Nominating & Governance
Kenneth T. Lamneck	67	2010*	President and Chief Executive Officer, Insight Enterprises, Inc.
Timothy A. Crown	58	1994	Investor / Entrepreneur	✓
Richard E. Allen	65	2012	Investor	✓	×
Bruce W. Armstrong	60	2016	Operating Partner, Khosla Ventures	✓		×
Linda M. Breard	52	2018	Investor	✓		×
Catherine Courage	47	2016	Vice President, Experience for Ads and Commerce, Google, Inc.	✓	×	×
Anthony A. Ibargüen	63	2008	Chief Executive Officer, Quench USA, Inc.	✓		×	×
Kathleen S. Pushor	64	2005	Independent Consultant	✓	×		×
Girish Rishi	52	2017	Chief Executive Officer of Blue Yonder	✓	×		×

* Mr. Lamneck retired as President and Chief Executive Officer and as a member of the Board effective December 31, 2021.

Committee Chair.

					Board Committee Membership During 2022
Name	Age	Director Since	Primary Occupation	Independent	Audit	Compensation	Nominating & Governance
Joyce A. Mullen	60	2022	President and Chief Executive Officer, Insight Enterprises, Inc.
Timothy A. Crown	58	1994	Investor / Entrepreneur	✓
Richard E. Allen	65	2012	Investor	✓	×
Bruce W. Armstrong	60	2016	Operating Partner, Khosla Ventures	✓		×
Alexander L. Baum	36	2022	Partner, ValueAct Capital	✓	×	×
Linda M. Breard	52	2018	Investor	✓		×
Catherine Courage	47	2016	Vice President, Experience for Ads and Commerce, Google, Inc.	✓		×	×
Anthony A. Ibargüen	63	2008	Chief Executive Officer, Quench USA, Inc.	✓		×	×
Kathleen S. Pushor	63	2005	Independent Consultant	✓	×		×
Girish Rishi	52	2017	Investor	✓	×		×

Committee Chair.

Executive Compensation Highlights
CEO Pay for Performance
Our executive compensation program is focused on driving profitability growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses on variable, performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. As shown in the chart below, in 2021, approximately 84% of the target total direct compensation of our then President and Chief Executive Officer, Kenneth T. Lamneck, was variable and/or “at-risk” and earned only if performance goals are met.

CEO
Base Salary
16%
Annual Bonus
24%
Long-Term
Equity-Based
Incentives
60%

Our Executive Compensation Practices
Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Significant percentage of target total direct compensation delivered in the form of variable compensation, which is at-risk and/or tied to performance
✓	Long-term performance objectives aligned with the creation of stockholder value
✓	Compensation Committee consists of independent directors only
✓	Annual review of our compensation-related risk profile
✓	Market comparison of executive compensation against relevant peer group information
✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no services to the Company
✓	Robust stock ownership guidelines
✓	Clawback policy
✓	We do not provide excessive executive perquisites
✓	We do not provide excessive severance benefits
✓	We do not offer tax gross-ups, except for one legacy arrangement granted years ago
✓	We prohibit repricing of underwater stock options under our long-term incentive plan without stockholder approval
✓	We prohibit hedging or short sales of our securities, and we prohibit pledging of our securities except in limited circumstances with pre-approval
Extensive information regarding our executive compensation programs in place for 2021 can be found under the heading “Compensation Discussion and Analysis.”

CORPORATE GOVERNANCE
To provide a framework for effective corporate governance, our Board of Directors (the “Board of Directors” or “Board”) has adopted Corporate Governance Guidelines. These guidelines outline the operating principles of our Board of Directors, and the composition and working processes of our Board and its committees. The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and developments in corporate governance, and recommends proposed changes to the Board for approval.
Our Corporate Governance Guidelines, along with other corporate governance documents, such as committee charters and our Code of Ethics and Business Practices, are available on our website at http://investor.insight.com/corporate-governance.

Independence of Our Board of Directors
Under our Corporate Governance Guidelines and the listing standards of NASDAQ, a majority of our Board members must be independent. The Board of Directors annually determines whether each of our directors is independent. In determining independence, the Board follows the independence criteria set forth in the NASDAQ listing standards and considers all relevant facts and circumstances.
Under the NASDAQ independence criteria, a director cannot be considered independent if he or she has one of the relationships specifically enumerated in the NASDAQ listing standards. In addition, the Board must affirmatively determine that a director does not have a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has affirmatively determined that each of our current directors is independent under the applicable listing standards of NASDAQ, other than our President and Chief Executive Officer, Joyce A. Mullen.

Board of Directors Leadership Structure
Timothy A. Crown serves as the Chair of our Board of Directors and Joyce A. Mullen serves as our President and Chief Executive Officer. The Board believes that separating the roles of Chair and Chief Executive Officer, along with the use of regular executive sessions of the independent directors, provides appropriate oversight of the Company’s strategic direction. Anthony A. Ibargüen serves as the Presiding Director of the Board and is responsible, after consultation with the full Board, for proposing revisions to the Company’s Corporate Governance Guidelines and Board procedures and for filling in when the Chair is unavailable.

Board Refreshment
Over the last several years, the Company has refreshed our Board. In 2022, the Board elected two new directors. Ms. Mullen was elected to the Board on January 1, 2022 as a replacement for Mr. Lamneck who retired effective December 31, 2021. Mr. Baum was appointed by the Board in February 2022 in connection with the execution of a Nomination and Cooperation Agreement with ValueAct Capital (the “Cooperation Agreement”). The refreshment has increased the Board’s diversity, experiences, and perspectives while lowering the average age of our directors from 58 to 56. The average tenure of members of the Board is nine years.

Board Assessment
The Board engages in a robust self-evaluation process designed to elicit improvement in the effectiveness of the Board, its committees, and the individual directors. For the last several years, on an annual basis, the Company’s outside counsel has distributed a self-assessment questionnaire, which was followed by an interview with each director. After compiling the results, the recommendations were reviewed with the Chairs of the Board and each committee. The Chairs of the committees use the recommendations to identify areas of potential improvements for their respective committees and the Chairs of the Board and Nominating and Governance Committee provide feedback to each individual director.

Corporate Social Responsibility
The Company is committed to corporate social responsibility through environmental, social and governance (“ESG”) initiatives that reflect areas of greatest relevance to Insight. Those initiatives include operating with integrity, nurturing the capabilities of our employees, promoting diversity and inclusion in the workforce, data security, contributing to local communities, and reducing our environmental impact. The Company has signed the United Nations Global Compact and supports its principles of human rights, anti-discrimination, environmental responsibility, and anti-corruption. The Nominating and Governance Committee is responsible for overseeing the Company’s ESG program, priorities, and initiatives. The Company was named to Barron’s list of “100 Most Sustainable Companies” for 2022. In compiling the list, Barron’s analyzed the 1,000 largest publicly-traded companies and evaluated them across more than 230 ESG performance indicators including human capital management, data security, community engagement and the environment.

Key areas of focus for the Company’s ESG Program include:
•Business Ethics and Compliance
•Data Security
•Human Capital Development and Workforce Diversity and Inclusion
•Reducing our Environmental Impact
•Community Involvement

ESG Highlights
Business Ethics and Compliance
Maintains a Global Code of Ethics and Business Practices and Global Anti-Bribery and Corruption Policy to guide employee and director conduct to foster a culture of ethics and integrity and compliance with the law.

Requires annual ethics and compliance training for employees across all levels. Maintains an Ethics Hotline for confidential reporting of suspected violations.

Data Security
Maintains a Global Data Privacy Program and Global Information Security Program as part of its information security strategy, both of which involve best practices, current tools, and policies and procedures designed to keep confidential and secure company, employee and customer information.

Regularly (at least twice annually) reports to full Board on cyber security and information security matters.

Requires quarterly cyber security compliance training for employees across all levels and regularly educates employees about cyber security defenses.

Maintains cyber security insurance.

Human Capital Development and Workforce Diversity and Inclusion
Fosters a culture that encourages leadership development and encourages employees to excel individually and deliver value to clients.

Seeks to be an employer of choice and has been recognized as a “Great Place to Work” and “Best Place to Work” in multiple locations in North America, Europe and Australia and named to Forbes “World’s Best Employers” list.

Annually conducts employee pulse surveys to track employee engagement and satisfaction. Employs equal employment opportunity hiring practices, polices and management of employees.

Committed to create a diverse workforce that provides equal opportunity regardless of race, gender, religion, national origin, sexual orientation or disability, among other categories, and fosters respect, appreciation and acceptance of all people.

Expanded diversity initiatives to ensure women and minorities are considered for leadership roles, supports many diverse resource groups, and maintains recruiting programs for diverse teammates.

Earned a perfect score on the Human Rights Campaign Foundation’s Corporate Equality Index and designated as one of Fortune’s “100 Best Workplaces for Diversity.”

Maintains an anti-harassment policy that prohibits hostility or aversion towards individuals in protected categories, and prohibits sexual harassment in any form.

ESG Highlights (continued)
Human Capital Development and Workforce Diversity and Inclusion (continued)
Participant in the United Nations Global Compact and committed to policies and practices that avert human trafficking, eliminate modern slavery and other human rights violations.

Provides training for employees across all levels.

Reducing our Environmental Impact
Committed to reducing impact on the environment.

Currently evaluating Scope 1 and Scope 2 emissions to determine baseline for further reducing already low emission levels.

New global headquarters building features eco-friendly design including solar panels, energy efficient HVAC and lighting systems, and expects LEED Gold certification.

Engaged in assisting customers with hardware lifecycle and asset disposal services saving the equivalent of millions of pounds of electronic waste.

Community Involvement
Provide employees two paid days off per year to volunteer their time to philanthropic and volunteer causes that improve our communities throughout the world.

The Company and employees annually contribute significant funds to Ronald McDonald House charities, the Make-A-Wish Foundation and the Boys & Girls Club of Arizona.

Employees contribute significant funds to charitable causes throughout the world.

The Company and its employees support the Insight In It Together Foundation, which (i) provides financial assistance and other resources to employees and their families in times of special need and (ii) supports community organizations providing technology to support educational opportunities for under-privileged children.

We annually report on some of our ESG activities in our Insight Enterprises Corporate Citizenship Report, which is available on our website at http://investor.insight.com. The Company does not make political contributions.

Board and Committee Meetings
Under our Corporate Governance Guidelines, our directors are expected to attend meetings of the Board and applicable committees and annual meetings of stockholders.
In 2021, the Board held 8 meetings, including regularly scheduled and special meetings. In 2021, each of the directors attended at least 75% of the aggregate of all meetings of the Board and the meetings of the committees on which he or she served (during the periods for which he or she served on the Board and such committees). In addition, all of the then serving directors attended our 2021 Annual Meeting of Stockholders.

Board Committees
Our Board has four committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Our Board has adopted charters for each of these committees, which are available on our website at http://investor.insight.com/corporate-governance. Under the committees’ charters, the committees report regularly to the Board. Additional information on each of these committees is set forth below.

Audit Committee

Chair (during 2021): Linda M. Breard

Other Members of the Committee (during 2021): Richard E. Allen, Catherine Courage, Kathleen S. Pushor, Girish Rishi

Meetings Held in 2021: 8

Chair (during 2022): Linda M. Breard

Other Members of the Committee (during 2022): Richard E. Allen, Alexander L. Baum, Kathleen S. Pushor, Girish Rishi

Primary Responsibilities:

Our Audit Committee is responsible for, among other things: (1) appointing, compensating, retaining, evaluating, overseeing and terminating our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence; (3) reviewing with our independent registered public accounting firm the scope and results of its audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the accounting and financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the U.S. Securities and Exchange Commission (“SEC”); (6) reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls; (7) establishing procedures for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters; (8) reviewing and approving or ratifying related party transactions; and (9) overseeing our internal audit function.

Independence:

Each member of the Audit Committee (during 2021 and 2022) meets the audit committee independence requirements of NASDAQ and the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board has designated each of Richard E. Allen and Linda M. Breard as an “audit committee financial expert.” Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.

Compensation Committee

Chair (during 2021): Richard E. Allen

Other Members of the Committee (during 2021): Bruce W. Armstrong, Linda M. Breard, Catherine Courage, Anthony A. Ibargüen

Meetings Held in 2021: 7

Chair (during 2022): Richard E. Allen

Other Members of the Committee (during 2022): Bruce W. Armstrong, Alexander L. Baum, Linda M. Breard, Catherine Courage, Anthony A. Ibargüen

Primary Responsibilities:

Our Compensation Committee is responsible for, among other things: (1) reviewing and approving the compensation of our chief executive officer and other executive officers; (2) administering our stock plans and other incentive compensation plans; (3) periodically reviewing and recommending to the Board any changes to our incentive compensation and equity-based plans; (4) delegating authority to directors or executive officers to grant equity awards to eligible employees; (5) appointing, compensating, retaining, evaluating and overseeing outside compensation consultants, experts and other advisors; (6) reviewing trends in executive compensation; and (7) reviewing talent management and succession planning for senior executives, including internal succession candidates for the chief executive officer.

Independence:

Each member of the Compensation Committee (during 2021 and 2022) meets the compensation committee independence requirements of NASDAQ and the rules under the Exchange Act, meets the non-employee director requirements of Rule 16b-3 under the Exchange Act, and meets the outside director requirements under Section 162(m) of the Internal Revenue Code (“IRC”).

Nominating and Governance Committee

Chair (during 2021): Bruce W. Armstrong

Other Members of the Committee (during 2021): Anthony A. Ibargüen, Kathleen S. Pushor, Girish Rishi

Meetings Held in 2021: 3

Chair (during 2022): Bruce W. Armstrong

Other Members of the Committee (during 2022): Catherine Courage, Anthony A. Ibargüen, Kathleen S. Pushor, Girish Rishi

Primary Responsibilities:

Our Nominating and Governance Committee is responsible for, among other things: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board; (2) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (3) reviewing developments in and making recommendations regarding corporate governance matters; (4) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; (5) managing the Board’s self-evaluation process; (6) coordinating the process for chief executive officer succession, especially involving external candidates; and (7) retaining, compensating and terminating any director search firms or other advisors.

Independence:

Each member of the Nominating and Governance Committee (during 2021 and 2022) meets the nominating and corporate governance committee independence requirements of NASDAQ.

Executive Committee

Chair (during 2021): Timothy A. Crown

Other Members of the Committee (during 2021): Anthony A. Ibargüen, Kenneth T. Lamneck

Meetings Held in 2021: None

Chair (during 2022): Timothy A. Crown

Other Members of the Committee (during 2022): Anthony A. Ibargüen, Joyce A. Mullen

Primary Responsibilities:

Our Executive Committee meets, at the request of the Chair, to exercise the powers and authority of the Board during intervals between meetings of the Board. The Executive Committee shall not exercise: (1) powers delegated to other committees of the Board; and (2) powers that may not be delegated to a committee under Delaware General Corporation law, including amending the Bylaws or approving a merger of the Company.

Board of Directors Role in Strategy
Our Board of Directors oversees the Company’s strategy. On an annual basis, the Board reviews and approves the Company’s strategic plan and is involved in the Company’s strategic planning process throughout its development. In both 2017 and 2019, the Board oversaw the engagement of an outside consultant that assisted management in evaluating the strengths and weaknesses of the Company, key trends in the industry, and opportunities for future growth of the Company. In 2020, the Board was involved in evaluating the results of a study by an outside consultant that evaluated changes in the Company’s go-to-market approach. During 2021, the Board was involved in evaluating the results of studies by outside consultants that addressed improvements in the Company’s e-commerce capabilities. Throughout the past several years, the Board has been regularly involved in addressing matters of strategic importance, including evaluating and prioritizing acquisition targets, strategic partnerships, and the strategies adopted by the Company to address industry trends and opportunities.

Board of Directors Role in Risk Oversight
Enterprise Risk Management Program
Our Board of Directors oversees our Enterprise Risk Management Program (“ERM Program”), which is designed to drive the identification, analysis, discussion and reporting of risks to the enterprise. The ERM Program encourages constructive dialog at the management and Board levels to proactively identify and manage enterprise risks. Under the ERM Program, which the Company continues to refine, management develops a comprehensive report of enterprise risks by conducting regular assessments of the business and supporting functions, including assessments of strategic, operational, financial reporting and legal and compliance risks, and helps to ensure appropriate response strategies are in place. As part of the Company’s ERM Program, the Company focuses on cyber security defenses including best practices for tools, policies, procedures, and training.
Enterprise risks are considered in business decision making and as part of our overall business strategy. Our management team, including our executive officers, is primarily responsible for managing the risks associated with the operations and business of the Company. Senior management provides regular updates to the full Board of Directors at least twice a year on matters covered by the ERM Policy, and reports to the full Board on any identified high priority enterprise risks.
Compensation Risk Assessment
We annually conduct an assessment of the risks associated with our compensation practices and policies.  In 2021, we determined that the risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our various compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short-term and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, operate to mitigate against the risk that such programs would encourage excessive risk-taking.

Code of Ethics and Business Practices
We have adopted a code of ethics and business practices, which is applicable to all of our teammates and our directors. If we make any substantive amendments to the code of ethics and business practices or grant any waiver from a provision of the code to our chief executive officer, chief financial officer (principal financial officer) or global corporate controller (principal accounting officer), we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K. A copy of this code is available on our website at http://investor.insight.com/corporate-governance.

Hedging, Short Sales and Pledging Policies
Our Policy on Insider Trading, which applies to all teammates, Board members and consultants, includes policies on hedging, short sales and pledging of our securities. Our policy prohibits hedging transactions involving Company securities and it also prohibits short sales or other speculative transactions involving our securities. In addition, it prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan except in limited circumstances with pre-approval from our Compliance Officer, which pre-approval will only be granted when such person clearly demonstrates the financial capacity to repay the loan without resort to any pledged securities.

Communications with the Board of Directors
Stockholders who would like to communicate with the Board of Directors or its committees may do so by writing to them via the Company’s Corporate Secretary by mail at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286. Correspondence may be addressed to the collective Board of Directors or to any of its individual members or committees at the election of the sender. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that raise grievances that are personal to the sender, communications that relate to the pricing of the Company’s products or services, communications that do not relate directly or indirectly to the Company and communications that are frivolous in nature.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during 2021 were Mr. Allen (Chair), Ms. Breard, Ms. Courage, and Messrs. Armstrong and Ibargüen. No member of the Compensation Committee was at any time during 2021 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure. No executive officer of Insight has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee of Insight during 2021.

Related Party Transactions
Related Party Transaction Approval Policy
We have a written policy regarding the approval and/or ratification of related party transactions. The policy is administered by our Audit Committee and applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $120,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of the Company’s directors or executive officers, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons.
Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action unless the transaction falls within the following categories of pre-approved transactions:
•employment of an executive officer if compensation is otherwise subject to disclosure requirements or approved by the Compensation Committee;
•director compensation subject to disclosure requirements;
•in the ordinary course of business, sales to or purchases from another company where a related party is employed or a director if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s total annual revenues (for sales) or $50,000 (for purchases);
•any charitable contribution, grant or endowment where the related party is employed or a director if the aggregate amount involved does not exceed the lesser of $10,000 or 2% of the charitable organization’s annual receipts;

•any transaction where the related party’s interest arises solely from the ownership of common stock and all holders of common stock received the same benefit on a pro rata basis;
•any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and
•any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
We generally believe these transactions are not significant to investors because they comply with the Company’s standard policies and procedures or are otherwise subject to review. Any related party transaction requiring individual review will only be approved if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.
We also require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for directors’ fees). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Audit Committee. The types of transactions that have been reviewed in the past typically include the purchase from, and sale of products and services to, companies for which our directors serve as executive officers or directors, including purchases of marketing services for our use and products for resale to clients and the sale of products, software and services.
Related Party Transactions
No related person had any direct or indirect material interest in any transaction with us required to be disclosed since the commencement of the 2021 fiscal year.
No Stockholder Rights Plan
The Company does not maintain a stockholder rights plan (commonly referred to as a poison pill).

PROPOSAL 1 – Election of Directors
Our Board consists of ten directors.
Upon the recommendation of the Nominating and Governance Committee, the Board has nominated the ten directors for election to new terms expiring at the 2023 Annual Meeting of Stockholders, subject to the election and qualification of their successors.

Director Nomination Process
The Board of Directors is responsible for nominating individuals for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Governance Committee is responsible for identifying and screening potential candidates and recommending qualified candidates to the Board for nomination. Third-party search firms may be and have been retained to identify individuals that meet the criteria of the Nominating and Governance Committee.
The Nominating and Governance Committee will consider director candidates recommended by stockholders in the same manner in which it evaluates candidates it identified, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend nominees for election to the Board should submit their recommendations in writing to our Corporate Secretary by mail at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286. See “Other Business – Stockholder Proposals and Director Nominations for the 2023 Annual Meeting” for additional information.

Director Qualifications
In selecting director candidates, the Nominating and Governance Committee and the Board of Directors consider the qualifications and skills of the candidates individually and the composition of the Board as a whole. Under our Corporate Governance Guidelines, the Nominating and Governance Committee and the Board review the following for each candidate, among other qualifications deemed appropriate, when considering the suitability of candidates for nomination as director:
•Principal employment, occupation or association involving an active leadership role
•Qualifications, attributes, skills and/or experience relevant to the Company’s business
•Ability to bring diversity to the Board, including a mix of career experience and viewpoints
•Other time commitments, including the number of other boards on which the potential candidate may serve
•Independence and absence of conflicts of interest as determined by the Board’s standards and policies, the listing standards of NASDAQ and other applicable laws, regulations and rules
•Financial literacy and expertise
•Personal qualities, including strength of character, maturity of thought process and judgment, values and ability to work collegially

ValueAct Capital Nomination and Cooperation Agreement
On February 15, 2022, the Board elected Alexander L. Baum as a member of the Board of Directors, to serve until the Company’s 2022 Annual Meeting and the election and qualification of his successor. Mr. Baum will serve as a member of the Audit and Compensation Committees of the Board.

Mr. Baum joined the Board pursuant to a Nomination and Cooperation Agreement (the “Agreement”), dated February 14, 2022, by and among the Company and various affiliates of ValueAct Capital (collectively, the “ValueAct Group”). The Agreement includes various terms, conditions and provisions, including that the Company will include Mr. Baum in the Board’s recommended director slate of candidates to stand for election at the 2022 annual stockholders meeting. Mr. Baum, while serving as a member of the Board of Directors, is required to (i) meet all director independence and other requirements of the Company, of stock exchange listing standards and of the Securities and Exchange Commission and related securities laws and regulations, (ii) be qualified to serve as a director under the Delaware General Corporation Law and (iii) comply with Company policies, guidelines and codes of conduct applicable to directors.

If the ValueAct Group (which currently holds approximately a 10% ownership position in the Company) ceases to hold at least 5.0% of the Company’s common stock, Mr. Baum would offer his resignation from the Board. Such offer of resignation would also be required in other circumstances set forth in the Agreement.

Under the Agreement, the ValueAct Group is subject to various restrictions, including, among other things, prohibitions on the ValueAct Group acquiring more than 15% of the Company’s outstanding shares without the Company’s consent, engaging in proxy solicitations and other stockholder-related matters and proposals, forming groups with other investors, disposing of their shares to a third party who would own more than 4.9% of the Company’s outstanding shares outside of open market sales or underwritten offerings, engaging in short sales of Company shares, and limitations on public statements regarding the Company and on interactions with third parties and employees. The ValueAct Group has agreed to vote its shares as set forth in the Agreement, including with respect to board elections. Certain non-disparagement provisions also apply to the Company and to the ValueAct Group under the Agreement. The provisions of the Agreement described above generally apply until the later of (i) one year and (ii) the date of the Company’s 2023 annual stockholders meeting if Mr. Baum is re-nominated to serve as a director at the Company’s 2023 annual stockholders meeting and he accepts the re-nomination.

2022 Nominees for Election to the Board of Directors
Each of the ten director nominees listed below is currently a director of the Company. Each also has been determined by the Board to be independent, other than our President and Chief Executive Officer, Joyce A. Mullen.
The following biographies describe the business experience of each director nominee. Following the biographical information for each director nominee, we have listed the specific experience and qualifications of that nominee that strengthen the Board’s collective qualifications, skills and experience.
If elected, each of the director nominees is expected to serve for a term expiring at the Annual Meeting of Stockholders in 2023, subject to the election and qualification of his or her successor. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTORS.

Joyce A. Mullen	Director of Insight Since: 2022

President and Chief Executive Officer of Insight	Other Public Company Directorships: The Toro
Age: 60	Company

Ms. Mullen was elected as President and Chief Executive Officer and a director of Insight effective January 1, 2022. Ms. Mullen joined Insight in October 2020 as our President of the North America Region. Prior to joining Insight, Ms. Mullen spent 21 years of her career at Dell Technologies in a variety of sales, service delivery, and IT solutions roles most recently serving as President, Global Channel, Embedded & Edge Solutions and previously as Senior Vice President and General Manager, Global OEM and IOT Solutions from February 2015 to November 2017. Ms. Mullen is a member of the board of directors of The Toro Company, a publicly-held company that designs, manufactures, and markets lawn mowers, snow blowers, and irrigation system supplies for commercial and residential, agricultural, and public sector uses.
Experience and Qualifications of Particular Relevance to Insight
Ms. Mullen’s knowledge of our business, based on over 20 years of industry experience, her connections with industry leaders, and her extensive management experience, make her a valuable contributor to the Board. In addition, as our President and Chief Executive Officer, the Board believes it is appropriate for her to be a member of our Board.

Timothy A. Crown	Director of Insight Since: 1994

Chair of the Board, Independent Director
Age: 58

Mr. Crown has served as a director since 1994 and assumed the position of Chair of the Board in November 2004. Mr. Crown has been a non-employee director since 2004. Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively. Mr. Crown is also an officer and director of various private companies, including companies in which he has made investments.
Experience and Qualifications of Particular Relevance to Insight
The Board believes Mr. Crown’s experience as a co-founder of the Company gives him a unique perspective on the Company’s opportunities, operations and challenges, and on the industry in which we operate. Mr. Crown’s experience in co-founding over 20 companies in the public, private and not- for-profit sectors also brings to our Board a focus on innovation and managing growth in rapidly changing environments.

Richard E. Allen	Director of Insight Since: 2012

Independent Director
Age: 65

Mr. Allen has served as a director since January 2012 and is one of the Audit Committee’s designated financial experts. Mr. Allen also serves as Chair of the Compensation Committee. Mr. Allen served at J.D. Edwards & Company, a cross-industry enterprise resource planning software solutions company, from 1985 to 2004, most recently as Executive Vice President, Finance and Administration, and served as a member of its board from 1992 to 2004. Prior to each of the following companies being acquired, he also served on the board of directors of RightNow Technologies, Inc., a publicly-held cloud-based customer relationship management business to consumer solutions provider, from 2004 until January 2012, and HireRight, Inc., a publicly-held provider of comprehensive employee background checks, from 2007 to 2009. He was the chair of the audit committee and a member of the compensation committee at both RightNow and HireRight. Mr. Allen served on the board and served as the audit committee chair for several privately-held companies that are cloud-based solutions and software providers. Since 2004, he served on the board of ten other public and private companies. Mr. Allen began his business career as a certified public accountant with Coopers & Lybrand in the audit division, where he last served as a Senior Auditor.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Allen’s over 40 years of finance, accounting, business operations and board experience, including his experience with cloud-based businesses, audit committees and compensation committees, brings corporate governance and financial and industry expertise to our Board.

Bruce W. Armstrong	Director of Insight Since: 2016

Independent Director
Age: 60

Mr. Armstrong has served as a director since March 2016. Mr. Armstrong also serves as Chair of the Nominating and Governance Committee. Mr. Armstrong has over 25 years of experience developing, marketing, selling, and investing in technology, with an emphasis in data warehousing and analytic applications. Since 2015, Mr. Armstrong has served as an Operating Partner at Khosla Ventures, a venture capital firm, working with enterprise technology portfolio companies. Prior to that, Mr. Armstrong was the President and Chief Executive Officer of PivotLink, a leading provider of SaaS BI applications, from 2011 to 2014; Chairman and Chief Executive Officer of Kickfire, a pioneer in next-generation data warehouse appliances focused on the open source MySQL database market, from 2008 to 2010; and President and Chief Executive Officer of publicly-traded KNOVA Software, a leading provider of search and analytic applications for unstructured data, from 2002 to 2007.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Armstrong’s extensive experience as an executive of several technology companies and his strong background in Big Data and Analytics, next generation databases, data mining and the Internet of Things, along with his service on the boards of a variety of publicly-held and private companies, bring industry expertise and governance experience to our Board.

Alexander L. Baum	Director of Insight Since: 2022

Independent Director
Age: 36

Mr. Baum was appointed as a director in February 2022 in connection with entering the Cooperation Agreement with ValueAct Capital. Mr. Baum is a Partner of ValueAct Capital, one of Insight’s largest stockholders. He joined ValueAct in 2012 and has worked on several ValueAct IT and technology industry investments including Nintendo Co. LTD, Microsoft Corporation, and Adobe, Inc., among others. He has a B.A. in physics from Pomona College and is a CFA charterholder.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Baum’s deep experience in IT industry strategy and investment expertise will assist our Board as Insight continues its transformation to become an industry leading solutions integrator.

Linda M. Breard	Director of Insight Since: 2018

Independent Director	Other Public Company Directorships: PotlatchDeltic
Age: 52	Corporation

Ms. Breard has served as a director since February 2018 and is one of the Audit Committee’s designated financial experts. Ms. Breard also serves as Chair of the Audit Committee. Ms. Breard is a certified public accountant and currently serves on the Board of Directors for PotlatchDeltic Corporation, a forest products company, where she is Chair of the audit committee and a member of the compensation committee. From February 2017 to July 2017, she served as the Executive Vice President and Chief Financial Officer of Kaiser Permanente of Washington, which provides health insurance and medical care. Prior to that, from February 2016 to January 2017, Ms. Breard was the Executive Vice President and Chief Financial Officer of Group Health Cooperative, a health maintenance organization. From 2006 to 2016, she held various positions including Senior Vice President and Chief Financial Officer of Quantum Corporation, a leading data storage company. Prior to that, from 1998 to 2006, she served in a variety of roles for Advanced Digital Information Corporation, a publicly-traded technology company, last serving as Vice President, Global Accounting and Finance, and worked six years in public accounting before that.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Ms. Breard’s extensive background in finance, business operations and accounting, along with her audit committee service on the board of another public company, brings financial expertise and governance experience to our Board.

Catherine Courage	Director of Insight Since: 2016

Independent Director
Age: 47

Ms. Courage has served as a director since January 2016. Since October 2016, Ms. Courage has served as Vice President of Experience for Ads and Commerce at Google, a technology company specializing in Internet-related services and products. Prior to joining Google, Ms. Courage was Senior Vice President, Customer Experience for DocuSign, Inc., a digital transaction management cloud software company, from June 2015 to September 2016. Prior to that, she served as Senior Vice President, Customer Experience at Citrix from March 2009 to May 2015. Before that, she spent 9 years in similar roles with Salesforce.com and Oracle.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Ms. Courage’s work in brand design and customer experience and her extensive experience with leading information technology companies, are an asset to our Board, as we engage with our clients in the evolving digitally-driven marketplace.

Anthony A. Ibargüen	Director of Insight Since: 2008

Independent Director
Age: 63

Mr. Ibargüen has served as a director since July 2008, and from September to December 2009, he served as our interim President and Chief Executive Officer. He has served as Chief Executive Officer of Quench USA, Inc., since October 2010. He previously served as Chief Executive Officer and member of the Board of Directors of AquaVenture Holdings LLC, which was a New York Stock Exchange listed multinational provider of water purification and treatment services and technologies, until its sale to Culligan International in March 2020. In 2018, Mr. Ibargüen was elected to serve on the Board of Directors of the Federal Reserve Bank of Philadelphia, where he is Deputy Chair and a member of the executive and management and budget committees. From 2004 to 2008, he was Chief Executive Officer of Alliance Consulting Group, a privately-held IT consulting firm, and prior to that, Mr. Ibargüen was in leadership roles at several IT industry companies, including as President and member of the Board of Directors of Tech Data Corporation, a Fortune 500 global technology distribution company.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Ibargüen’s over 25 years of experience in the IT industry and extensive knowledge of global enterprise management, finance, product distribution, value-added services and capital markets brings valuable perspective to our Board.

Kathleen S. Pushor	Director of Insight Since: 2005

Independent Director
Age: 64

Ms. Pushor has served as a director since September 2005. Ms. Pushor has operated an independent consulting practice since June 2009. From 2006 through June 2009, she served as President and Chief Executive Officer of the Greater Phoenix Chamber of Commerce. From 2003 to 2005, Ms. Pushor served as Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, Ms. Pushor operated an independent consulting practice in the technology distribution sector. During the period from 1998 to 2005, Ms. Pushor was a member of the board of directors of Zones, Inc., a direct marketer of IT products.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Ms. Pushor’s industry knowledge and perspective, experience as a public company director and leadership experience from her many years as a Chief Executive Officer in the public sector bring valuable insights to our Board.

Girish Rishi	Director of Insight Since: 2017

Independent Director
Age: 52

Mr. Rishi has served as a director since December 2017. From January 2017 until February 2022, Mr. Rishi served as Chief Executive Officer of Blue Yonder, a provider of supply chain management software and consulting services. Previous to that, he worked at Tyco International, a security system company, where he was responsible for the firm’s global retail solutions business and North America building automation business from May 2015 to December 2016. He was a member of the Board of Directors of Digi International, Inc., a provider of machine-to-machine connectivity products and services, from June 2013 to January 2018. Previously, from October 2014 to May 2015, Mr. Rishi served as Senior Vice President, Enterprise at Zebra Technologies, which provides data capture and identification solutions.  Prior to joining Zebra, he was Senior Vice President, Enterprise Solutions for Motorola Solutions, Inc., a leading provider of communications solutions that help businesses operate more efficiently. Prior to that, he served in a variety of roles for Motorola Solutions from 2005 to 2013, including Corporate Vice President, Enterprise Mobile Computing. From 2003 to 2004, Mr. Rishi was Senior Vice President, Marketing and Strategy at Matrics, Inc., a radio frequency identification company. From 1995 to 2003, he held positions of increasing responsibility at Symbol Technologies, a manufacturer and supplier of mobile data capture and delivery equipment, where he eventually led the Europe, Middle East and Africa region.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Rishi’s industry experience and knowledge, as well as his leadership experience as a Chief Executive Officer and prior experience as a public company board member, brings valuable perspective to our Board.

DIRECTOR COMPENSATION

Elements of Director Compensation
During 2021, the Compensation Committee asked its new independent Compensation Consultant (see “2022 Executive Compensation Program” below) to provide an assessment of the competitiveness of the Board’s director compensation program against market. The new Compensation Consultant (as defined in the Compensation Discussion and Analysis section of this proxy statement) summarized compensation data from various peer groups (see "Compensation Discussion and Analysis – Peer Groups" below) for the review. The new Compensation Consultant analyzed all elements of director compensation (e.g., annual retainers, equity compensation, committee member compensation, committee chair compensation and non-executive Chairman compensation). In addition, the new Compensation Consultant evaluated the director compensation program design to provide the Compensation Committee an understanding of how the program design compares to best practices and the market. The Board last adjusted its director compensation program in 2019. After reviewing the analysis of the new Compensation Consultant, the Board increased the cash retainer by $5,000 and increased the annual restricted stock unit (“RSU”) grant by $30,000 for 2022. At the same time, it increased the director stock ownership requirement from three times the annual retainer to five times. The adjustments to the cash retainer and RSU grant as well as the increase in stock ownership requirements were intended to further align our program with market and best practices.
The table below sets forth the elements of our 2021 and 2022 annual compensation program for our non-employee directors.

Annual Compensation Elements	2021 Amount	2022 Amount
Board Retainer	$80,000	$85,000
Chair of the Board Retainer	$100,000	$100,000
Audit Committee Chair Retainer	$30,000	$30,000
Compensation Committee Chair Retainer	$20,000	$20,000
Nominating and Governance Committee Chair Retainer	$15,000	$15,000
Annual Restricted Stock Unit Grant Value	$125,000	$155,000
All retainers are paid quarterly in advance and, if applicable, are prorated based upon Board or chair service during the calendar year. Joyce A. Mullen, our President and Chief Executive Officer, does not receive compensation for her Board service and Kenneth T. Lamneck, who served as our President and Chief Executive Officer in 2021, did not receive compensation for his Board service during 2021.
The annual RSU grant vests ratably over three years on the anniversary of the grant date and entitles the director to receive shares of our common stock upon vesting. In the year of appointment to the Board, a director receives a prorated portion of the annual RSU grant value based upon the number of days between appointment and the vesting date of the most recent annual grant to incumbent directors, which prorated award vests over three years on the anniversary of the grant date. RSU awards to non-employee directors fully vest upon retirement, subject to certain conditions.

Stock Ownership Guidelines
The Board believes that, to more closely align the interests of our non-employee directors with the interests of the Company’s other stockholders, each non-employee director should maintain a minimum level of ownership in the Company’s common stock. The Compensation Committee is responsible for periodically reviewing the stock ownership guidelines for non-employee directors and making recommendations to the Board as to any changes.

Pursuant to our guidelines in 2021, each non-employee director was required to hold shares of the Company’s common stock equal to at least three times the amount of the annual retainer to be achieved over a five-year transition period. As of December 31, 2021, all non-employee directors had attained their required ownership level. Beginning in 2022, our guidelines require each non-employee director to hold shares equal to at least five times the amount of the annual retainer to be achieved over a five-year transition period.

2021 Director Compensation Table
The table below sets forth information concerning compensation of the Company’s non-employee directors in 2021.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)(2)	Total ($)
Richard E. Allen	103,846	125,041	228,887
Bruce W. Armstrong	89,231	125,041	214,272
Linda M. Breard	98,462	125,041	223,503
Catherine Courage	80,000	125,041	205,041
Timothy A. Crown	180,000	125,041	305,041
Anthony A. Ibargüen	85,769	125,041	210,810
Kathleen S. Pushor	87,692	125,041	212,733
Girish Rishi	80,000	125,041	205,041
(1)These amounts reflect the grant date fair value of the service-based RSU awards granted to our directors. On May 19, 2021, each non-employee director was granted RSUs with a grant date fair value equal to $125,041, calculated at the closing price of the Company’s common stock on the date of its 2021 Annual Meeting of Stockholders ($101.33 per share).
(2)As of December 31, 2021, the aggregate number of outstanding and unvested stock awards held by each non-employee director was as follows:

Name	Unvested Stock Awards
Richard E. Allen	3,679
Bruce W. Armstrong	3,679
Linda M. Breard	3,679
Catherine Courage	3,679
Timothy A. Crown	3,679
Anthony A. Ibargüen	3,679
Kathleen S. Pushor	3,679
Girish Rishi	3,679
The cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any non-employee director, $10,000.

STOCK OWNERSHIP

Ownership of Our Common Stock
The following table shows information regarding the beneficial ownership of our common stock by:
•each member of our Board of Directors, each director nominee and each of our Named Executive Officers (as defined in the Compensation Discussion and Analysis section of this proxy statement);
•all members of our Board and our executive officers as a group; and
•each person or group who is known by us to own beneficially more than 5% of our common stock.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 15, 2022 and shares of restricted stock that vest within 60 days of March 15, 2022 are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
Except as otherwise indicated, all stockholdings are as of March 15, 2022 and the percentage of beneficial ownership is based on 35,072,405 shares of common stock outstanding as of March 15, 2022.
Unless otherwise indicated, the address for each holder listed below is c/o Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286.

Certain Beneficial Owners, Directors and Executive Officers

	Shares of Common Stock Beneficially Owned(1)
Name	Number of Shares		Percent
BlackRock, Inc.	5,596,709	(2)	16.00%
FMR LLC	5,009,062	(3)	14.34%
The Vanguard Group	3,854,055	(4)	11.05%
ValueAct Capital	3,358,585	(5)	9.60%
Dimensional Fund Advisors LP	2,335,899	(6)	6.70%
Kenneth T. Lamneck	252,238	(7)	*
Timothy A. Crown	82,104		*
Glynis A. Bryan	79,612		*
Richard E. Allen	36,865		*
Samuel C. Cowley	30,343		*
Anthony A. Ibargüen	14,632		*
Joyce A. Mullen	11,316		*
Catherine Courage	8,985		*
Emma de Sousa	8,710		*
Bruce W. Armstrong	7,808		*
Girish Rishi	6,001		*
Kathleen S. Pushor	5,808		*
Linda Breard	5,575		*
Alexander L. Baum	—
All directors and executive officers as a group (18 persons)	566,129		1.61%
*    Less than 1%

(1)Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that such person has the right to acquire within 60 days of the date of determination of beneficial ownership. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)Share data based on information in an amendment to a Schedule 13G filed on January 27, 2022 with the SEC by BlackRock, Inc. As of December 31, 2021, the Schedule 13G indicates that BlackRock, Inc. had sole voting power with respect to 5,510,675 shares and sole dispositive power with respect to 5,596,709 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)Share data based on information in an amendment to a Schedule 13G filed on February 9, 2022 with the SEC by FMR LLC. As of December 31, 2021, the Schedule 13G indicates that FMR LLC had sole voting power with respect to 327,827 shares and sole dispositive power with respect to 5,009,062 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(4)Share data based on information in an amendment to a Schedule 13G filed on February 10, 2022 with the SEC by The Vanguard Group. As of December 31, 2021, the Schedule 13G indicates that The Vanguard Group had no shares with sole voting power, shared voting power with respect to 41,230 shares, sole dispositive power with respect to 3,781,342 shares and shared dispositive power with respect to 72,713 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(5)Share data based on information in an amendment to a Schedule 13D filed on February 18, 2022 with the SEC by ValueAct Capital (and various affiliates). As of December 31, 2021, the Schedule 13G indicates that ValueAct Capital had shared voting and shared dispositive power with respect to 3,358,585 shares. Mr. Baum disclaims beneficial ownership of these shares. The address of ValueAct Capital is One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129.
(6)Share data based on information in an amendment to a Schedule 13G filed on February 8, 2022 with the SEC by Dimensional Fund Advisors LP. As of December 31, 2021, the Schedule 13G indicates that Dimensional Fund Advisors LP had sole voting power with respect to 2,292,909 shares and sole dispositive power with respect to 2,335,899 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(7)Mr. Lamneck retired as President and Chief Executive Officer of the Company and as a member of the Board, effective December 31, 2021.

Delinquent Section 16(a) Reports
Our directors, executive officers, and owners of more than 10% of our common stock must file reports with the SEC under Section 16(a) of the Exchange Act regarding their ownership of and transactions in our common stock and securities related to our common stock. Based upon a review of these reports filed electronically with the SEC, we believe that all reports required to be filed by our directors, executive officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act during 2021 were filed on a timely basis.

PROPOSAL 2 – Advisory Vote to Approve Named Executive Officer Compensation
Stockholders have an opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers, as disclosed in this proxy statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). Accordingly, we are asking stockholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
Although the vote is non-binding, we value feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions. At our 2021 Annual Meeting of Stockholders, approximately 98% of the votes cast by our stockholders approved the compensation of our named executive officers as disclosed in the 2021 proxy statement.
As selected by our stockholders at the 2017 Annual Meeting of Stockholders (commonly referred to as a “say-on-frequency” vote) and approved by our Board, the say-on-pay vote is held annually.  The next say-on-frequency vote will occur in 2023; however, we expect to hold the say-on-pay vote on an annual basis for the foreseeable future.
In deciding how to vote on this proposal, we encourage you to review the Compensation Discussion and Analysis and 2021 Executive Compensation sections of this proxy statement for a detailed description of our executive compensation program. As described in the Compensation Discussion and Analysis, the Compensation Committee has designed our compensation program with the objective of rewarding achievement of specific financial, strategic and tactical goals by the Company and individual executives that align the interests of management with the interests of our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2021 and our executive compensation philosophies and objectives.
Our Named Executive Officers consist of our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, the “Named Executive Officers”). For 2021, our Named Executive Officers were:

Name	Title
Kenneth T. Lamneck	President and Chief Executive Officer
Glynis A. Bryan	Chief Financial Officer
Joyce A. Mullen	President, Insight North America
Emma de Sousa	President, Insight EMEA
Samuel C. Cowley	Senior Vice President, General Counsel and Secretary

Mr. Lamneck retired as President and Chief Executive Officer effective December 31, 2021 after serving as President and Chief Executive Officer of the Company for 12 years. Mr. Lamneck now serves the Company in a consulting capacity. Ms. Mullen, who joined the Company in October 2020 as President, Insight North America, was elected as President and Chief Executive Officer of the Company effective January 1, 2022. In connection with her promotion, the Board approved a new employment agreement for Ms. Mullen containing new compensation terms aligned with the market, including base salary of $850,000, target annual cash incentive of $1,275,000 at 100% attainment of objectives, a four-year service-based equity grant of $1,000,000, and an equity grant valued at $2,500,000 pursuant to the 2022 equity-based incentive plan.
This CD&A is divided into three sections:

Overview	•2021 Business Highlights •Our Executive Compensation Program •Our Executive Compensation Practices •2021 Say-on-Pay Vote

What We Pay and Why
•Compensation Philosophy
•Factors Considered in Compensation Deliberations
•2021 Executive Compensation Decisions
•Base Salary
•Annual Cash Incentive Awards
•Long-Term Equity-Based Incentive Program
•2022 Executive Compensation Program
•Other Elements of Our Executive Compensation Program
•Alignment of Senior Management Team to Drive Performance

How We Make Executive Compensation Decisions	•Role of the Board, Compensation Committee and our Executive Officers •Guidance from the Compensation Committee’s Independent Compensation Consultant •Comparison Peer Groups

OVERVIEW

2021 Business Highlights
In 2021, our global team delivered a sixth consecutive year of double-digit non-GAAP Adjusted* earnings from operations growth, focusing on improving our product mix by continuing to expand our higher margin services offerings and integrating strategic acquisitions. We believe that the strategic investments we made in our go-to-market solution areas over the last several years, as well as the investments in our sales and technical talent in 2021, have positioned us well to continue to execute on our business goals. For the full year 2021, we delivered the following consolidated financial results:
•Net sales growth of $1.1 billion, or 13%, to $9.4 billion
•Gross profit (“GP”) growth of 11%
•Non-GAAP Adjusted* earnings from operations (“EFO”) growth of 12%
•Non-GAAP Adjusted* diluted earnings per share (“EPS”) growth of 15%, to $7.10
•Non-GAAP Adjusted* return on invested capital (“ROIC”) of 14.01%(1)
(1)Calculated using a 26.0% tax rate for 2021, consistent with the ROIC reported in 2021 earnings.
* See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure
From a strategic standpoint, Insight continued to make strategic investments for the future, including the addition of sales and technical talent, to continue to develop capabilities to serve our clients’ needs.

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2016 would have grown to $264 on December 31, 2021. The chart also shows Insight’s performance versus the NASDAQ US Benchmark TR Index (Market Index) ($100 investment would have grown to $230) and the NASDAQ US Benchmark Computer Hardware TR Index (Industry Index) ($100 investment would have grown to $593) over the same period, with dividends reinvested.
For further details about our performance in 2021, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Our Executive Compensation Program
Our executive compensation program is designed to align the interests of our executive officers with those of our stockholders and implement our executive compensation philosophies and objectives. The table below outlines the principal elements of the Company’s executive compensation program for 2021:

Pay Element

	Salary	Annual Cash Incentive Awards	Performance-Based RSUs	Service-Based RSUs
Who Receives	All Named Executive Officers
When Granted	Annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis (fixed)	Short-term emphasis (variable)	Long-term emphasis (variable and at-risk)	Long-term emphasis (at-risk)

Performance Period	N/A	1 year	1 year with earned shares vesting over 3 years	Vesting over 4 years

How Payout Determined	Compensation Committee determination	Based upon formula established by Compensation Committee	Based upon formula established by Compensation Committee	Compensation Committee determination

Performance Measures	N/A	Non-GAAP Adjusted EFO, cloud gross profit growth, services gross profit growth, and hardware market share expansion	Non-GAAP Adjusted ROIC	Service requirements

The following charts illustrate the pay for performance design of our 2021 executive compensation program. For 2021, approximately 84% of the target total direct compensation of our then President and Chief Executive Officer was variable and/or at-risk and approximately 70% of the target total direct compensation of our other Named Executive Officers was variable and/or at-risk:

Our Executive Compensation Practices
The Compensation Committee reviews the Company’s executive compensation program, on an ongoing basis, to evaluate whether it is aligned with stockholder interests and supports the Company’s executive compensation philosophies and objectives. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Significant percentage of target total direct compensation delivered in the form of variable compensation, which is “at-risk” and/or tied to performance
✓	Long-term performance objectives aligned with the creation of stockholder value
✓	Compensation Committee consists of independent directors only
✓	Annual review of our compensation-related risk profile
✓	Market comparison of executive compensation against relevant peer group information
✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no services to the Company
✓	Robust stock ownership guidelines
✓	Clawback policy
✓	We do not provide excessive executive perquisites
✓	We do not provide excessive severance benefits
✓	We do not offer tax gross-ups for changes in control, except for one legacy arrangement granted years ago
✓	We prohibit repricing of underwater stock options under our long-term incentive plan without stockholder approval
✓	We prohibit hedging or short sales of our securities, and we prohibit pledging of our securities except in limited circumstances with pre-approval

2021 Say-on-Pay Vote
As noted above, in its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. In that respect, as part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 98% of the votes cast for the Company’s say-on-pay proposal at our 2021 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2021 say-on-pay vote.

WHAT WE PAY AND WHY

Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide compensation and benefit levels that will attract, retain, motivate and reward a highly-talented management team while maintaining responsible cost management;
•Establish a direct link between our financial and operational results and achievement of strategic objectives and the compensation of our executive officers; and
•Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Factors Considered in Compensation Deliberations
The Compensation Committee does not use a single method or measure in setting or approving the target total direct compensation opportunities or each individual compensation element for our executive officers. Additionally, the Compensation Committee does not weigh any one factor of pay components in comparison to the other factors. The factors below, which the Compensation Committee considers when selecting and setting the amount of compensation for each of our executive officers, including our Chief Executive Officer (“CEO”) and our other Named Executive Officers, provide a framework for its compensation decision-making:

•Our executive compensation program objectives;
•Our performance against the financial and operational goals and objectives established by the Compensation Committee and our Board;
•Each individual executive officer’s qualifications, knowledge, skills, experience and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
•The scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group;
•The prior performance of each individual executive officer, based on an assessment of his or her contributions to our overall performance and ability to lead his or her business unit or function and work as part of a team;
•The potential of each executive officer to contribute to our long-term financial, operational and strategic objectives;
•The amount of compensation relative to that of our other executive officers;
•Our financial performance relative to our peers;
•The compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data;
•In the case of long-term incentive compensation, the value of any outstanding vested and unvested equity awards held by each of our executive officers, including the equity awards and other long-term compensation opportunities granted to each executive officer in prior years; and
•The recommendations provided by our CEO regarding the compensation of our executive officers (other than the CEO), as described below.

Alignment of Senior Management Team to Drive Performance
Our financial performance goals are designed to drive profitable growth and stockholder value creation by aligning members of senior management around common financial performance goals. To drive performance against these goals, when communicating the goals to the senior management team, the Company includes extensive communications on what members of senior management, together with their teams, can do to impact achievement of these goals. We believe this understanding of the link between individual/team performance and the achievement of the Company’s financial performance goals helps the entire organization focus on those actions that have the greatest potential to drive profitable growth and stockholder value creation.

2021 Executive Compensation Decisions
Consistent with our pay-for-performance philosophy and executive compensation program objectives in determining the 2021 adjustments to executive compensation levels and the mix of compensation elements for each Named Executive Officer, the Compensation Committee and our President and Chief Executive Officer (in making recommendations regarding Named Executive Officer compensation other than his own) considered the factors noted above in the section “Factors Considered in Compensation Deliberations,” including each Named Executive Officer’s prior performance against financial and operational goals, Company performance relative to our peers, the compensation levels paid to other executive officers at the Company, the competitive market data for similarly situated executive officers to provide a perspective on external practices, and input from the Compensation Committee’s prior independent compensation consultant.

Base Salary
The Compensation Committee generally sets base salaries for executives, including our Named Executive Officers, at competitive levels for executives in similar positions commensurate with their skills, experience, qualifications and marketability. Consistent with our compensation philosophies and objectives, a significant portion of each Named Executive Officer’s annual target cash compensation is at risk (see “Annual Cash Incentive Awards” below), to provide a strong connection between pay and performance. Accordingly, in 2021, Mr. Lamneck’s annual target cash compensation was weighted as 40% base salary and 60% annual cash incentive target. The 2021 base salary for Mr. Lamneck is discussed below under “Chief Executive Officer Compensation.” For 2021, the base salary for Ms. de Sousa was increased to £400,000 in connection with her promotion to President, Insight EMEA. Base salaries for Ms. Bryan and Mr. Cowley were each increased by approximately 2.0% while Ms. Mullen’s base salary remained unchanged from when she joined the Company in October 2020. All adjustments were based on the factors noted above in the section “Factors Considered in Compensation Deliberations”, including an evaluation of previously prepared market data for competitive peer groups provided by the prior compensation consultant, the performance of each executive and the Company and the internal parity between executives.
The table below sets forth the 2021 base salary level for each of our Named Executive Officers:

Named Executive Officer	2021 Base Salary
Kenneth T. Lamneck	$1,020,000
Glynis A. Bryan	$612,000
Joyce A. Mullen	$600,000
Emma de Sousa	$550,340	(1)
Samuel C. Cowley	$433,500
(1)While Ms. de Sousa’s base salary is shown in U.S. dollars for presentation in this proxy statement, Ms. de Sousa is paid in British pounds. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Ms. de Sousa’s 2021 salary was computed by multiplying the average exchange rate for the quarters ended March 31, June 30, September 30, and December 31 2021, respectively, by the compensation earned during the quarter.

Annual Cash Incentive Awards
We provide our senior management with short-term incentive compensation through our annual cash incentive program, the 2021 cash incentive plan. Short-term compensation under the 2021 cash incentive plan represents a significant portion of each Named Executive Officer’s target total cash compensation opportunity in a given year. As discussed in more detail below, payouts under the cash incentive plan resulted from the attainment of various performance goals that were specific to the Named Executive Officer’s geographic responsibilities.
2021 Cash Incentive Plan
For 2021, the Compensation Committee provided an incentive plan for certain management level teammates, including our Named Executive Officers. Consistent with 2020, the 2021 target cash incentive compensation amounts are calculated as a percentage of base salary. The percentages are generally consistent with those utilized in 2020.

Under the 2021 cash incentive plan, defined financial objectives were established for our Named Executive Officers, and the percentages of total cash incentive compensation to be tied to each of the specified financial objectives were quantified as follows:

Named Executive Officer	EFO	Services GP Growth	Cloud GP Growth	Hardware Market Share Growth
Kenneth T. Lamneck	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Glynis A. Bryan	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Joyce A. Mullen	50% (INA)	25% (INA)	12.5% (INA)	12.5% (U.S.)
Emma de Sousa	50% (EMEA)	25% (EMEA)	25% (EMEA)	—
Samuel C. Cowley	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
For purposes of our 2021 cash incentive plan:
•Insight Enterprises, Inc. and subsidiaries (“IEI”) EFO was calculated on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted IEI EFO being defined as the Company’s actual 2021 consolidated earnings from operations, excluding certain items, specified and approved in advance by the Compensation Committee, that were not considered to be part of ongoing business (the “EFO exclusions”). Insight North America (“INA”) EFO was calculated on a non-GAAP Adjusted basis, with non-GAAP Adjusted INA EFO being defined as the actual 2021 earnings from operations from the Company’s North America operating segment, excluding the relevant EFO exclusions. “EMEA EFO” was calculated on a non-GAAP Adjusted basis, with non-GAAP Adjusted EMEA EFO being defined as the actual 2021 earnings from operations from the Company’s EMEA operating segment, excluding the relevant EFO exclusions, on a constant currency basis.
•“IEI Services GP Growth” was based on the change in the Company’s actual 2021 consolidated gross profit from services sales compared to 2020. “INA Services GP Growth” was based on the change in actual 2021 gross profit from services sales from the Company’s INA operating segment compared to 2020. “EMEA Services GP Growth” was based on the change in actual 2021 gross profit from services sales from the Company’s EMEA operating segment compared to 2020, on a constant currency basis.
•“IEI Cloud GP Growth” was based on the change in the Company’s actual 2021 consolidated gross profit from cloud sales compared to 2020. “INA Cloud GP Growth” was based on the change in actual 2021 gross profit from cloud sales from the Company’s North America operating segment compared to 2020. “EMEA Cloud GP Growth” was based on the change in actual 2021 gross profit from cloud sales from the Company’s EMEA operating segment compared to 2020, on a constant currency basis.
•“U.S. Hardware Market Share Growth” was based on growth in market share from 2020 to 2021 utilizing data for U.S. hardware sales as provided by the NPD Group, Inc. (“NPD”), a third-party market research company that provides market share information on the commercial purchasing of IT products sold through a group of national corporate resellers and direct marketers in the United States who have agreed to share their data with NPD. This data was adjusted by management, as agreed to by the

Compensation Committee at the time the targets were set, to maintain a consistent percentage of the Company’s U.S. hardware sales compared to total hardware sales reported by NPD.
The 2021 cash incentive plan required that the Company, or the relevant segment of the Company for which the executive has management responsibility, depending on the executive’s position, achieve a threshold percentage of the budgeted amount for the particular performance measure for any payment to be made to an executive with respect to that performance measure. Therefore, it was possible that a Named Executive Officer would have different levels of achievement for each of his or her separate performance measures, and perhaps receive no payment at all, depending on performance against the goal for each performance measure. The levels of performance were set in conjunction with the Company’s overall annual budget and were considered to be challenging, but achievable, given the uncertain economic environment and the tactical and strategic plans that were developed for 2021. Where actual results fell between specified performance levels, payments were calculated based on linear interpolation.
For the 2021 consolidated IEI EFO, INA EFO and EMEA EFO performance measures set forth above, the threshold to receive any cash incentive was 80% of the respective budgeted EFO amount, which would result in a payout of 50% of the target cash incentive award opportunity allocated to that measure. Below 80% attainment, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from attainment at 120% of the respective budgeted EFO amount.
The budgeted target, actual financial attainment and payout levels related to EFO performance measures for the 2021 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI EFO (non-GAAP Adjusted)	$351.7 million	$362.5 million	115.5%
INA EFO (non-GAAP Adjusted)	$291.9 million	$295.3 million	106.0%
EMEA EFO (non-GAAP Adjusted, in constant currency)	$46.7 million	$50.3 million	138.0%
For the 2021 Services GP Growth performance measures set forth above, the thresholds to receive any cash incentive were IEI Services GP Growth of 0.5% compared to 2020, INA Services GP Growth of 0.5% compared to 2020 and EMEA Services GP Growth of 0.8% compared to 2020, which would result in a payout of 25% of targeted cash incentive compensation for the respective performance measure. Below these attainment thresholds, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from IEI Services GP Growth of 17.6% compared to 2020, INA Services GP Growth of 13.2% compared to 2020 and EMEA Services GP Growth of 28.4% compared to 2020.
The budgeted target, actual financial attainment and payout levels related to the Services GP Growth performance measures for the 2021 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI Services GP Growth	9.9% increase	14.8% increase	168.2%
INA Services GP Growth	5.8% increase	8.0% increase	139.3%
EMEA Services GP Growth	20.0% increase	21.8% increase	131.3%
For the 2021 Cloud GP Growth performance measures set forth above, the thresholds to receive any cash incentive were IEI Cloud GP Growth of 0.2% compared to 2020, INA Cloud GP Growth of 0.1% compared to 2020 and EMEA Cloud GP Growth of 0.1% compared to 2020, which would result in a payout of 25% of the target cash incentive award opportunity allocated to the respective performance measure. Below these attainment thresholds, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from IEI Cloud GP Growth of 23.8% compared to 2020, INA Cloud GP Growth of 22.3% compared to 2020 and EMEA Cloud GP Growth of 19.1% compared to 2020.
The budgeted target, actual financial attainment and payout levels related to the Cloud GP Growth performance measures for the 2021 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI Cloud GP Growth	12.5% increase	21.0% increase	175.0%
INA Cloud GP Growth	11.2% increase	23.7% increase	200.0%
EMEA Cloud GP Growth	8.3% increase	7.8% increase	98.2%

For the 2021 U.S. Hardware Market Share Growth performance measure set forth above, the threshold to receive any cash incentive was to maintain the same level of market share as 2020, which would result in a payout of 1.0% of the target cash incentive award opportunity allocated to that measure. If there is a basis point decrease compared to 2020 then, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from a 138.0 basis point increase over 2020.
The budgeted target, actual financial attainment and payout levels related to the U.S. Hardware Market Share Growth performance measure for the 2021 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
U.S. Hardware Market Share Growth	69.0 bps increase	28.0 bps decrease	—
2021 Cash Incentive Plan Payouts
The table below sets forth the 2021 target annual cash incentive award opportunities and the actual payouts to each of our Named Executive Officers based upon 2021 performance:

Named Executive Officer	Percentage of Base Salary at Target	Bonus Target	Payout
Kenneth T. Lamneck	150%	$1,530,000	$1,862,010
Glynis A. Bryan	100%	$612,000	$744,804
Joyce A. Mullen	100%	$600,000	$676,800
Emma de Sousa(1)	58%	$316,920	$400,587
Samuel C. Cowley	65%	$281,775	$342,920

(1)While Ms. de Sousa’s 2021 target and earned cash incentive compensation is shown in U.S. dollars for presentation in this proxy statement, Ms. de Sousa is paid in British pounds. The target was £240,000. Her earned cash incentive compensation was £303,360. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Ms. de Sousa’s 2021 earned cash incentive compensation was determined by multiplying the British pounds paid by the exchange rate applicable on the date paid. Consistent with the presentation in the Grants of Plan-Based Awards Table in this proxy statement, Ms. de Sousa’s 2021 target cash incentive compensation was determined by multiplying the British pounds amount by the exchange rate applicable on the date paid of $1.3205 per British pound.

Long-Term Equity-Based Incentive Program
Under our long-term equity-based incentive program, the Compensation Committee has the authority to award various forms of long-term incentive compensation grants, including stock options, RSUs and performance-based awards. The Compensation Committee’s objectives for the 2021 long-term equity-based incentive awards were to:
•Focus executives on key performance metrics aligned with long-term stockholder value creation and the Company’s long-term strategic plan
•Establish a direct link between compensation and the achievement of longer-term financial and strategic objectives
•Facilitate increased equity ownership by our executives
•Retain the services of our executives through multi-year vesting requirements
For 2021, the annual long-term equity-based incentive compensation opportunities for our Named Executive Officers were granted in the form of performance-based RSUs and service-based RSUs, with the following key features to drive Company performance and align with stockholder interests:

Performance-Based RSUs
•60% of target long-term incentive opportunity
•2021 performance period with 0-200% payout curve (threshold payout of 25%)
•Vest ratably over three years on the anniversary of the grant date based upon attainment of non-GAAP Adjusted ROIC performance goals, calculated as described below, and/or strategic performance goals

Service-Based RSUs	•40% of target long-term incentive opportunity •Value based on stock price at vesting •Vest ratably over four years
Performance-based RSUs are earned only if pre-established annual financial and/or strategic performance goals are achieved. Earned performance-based RSUs are then subject to a two-year vesting requirement, following the one-year performance period, for a total vesting period of three years from grant. To encourage overachievement of performance targets, significant upside potential exists related to the number of performance-based RSUs ultimately earned. The number of performance-based RSUs ultimately earned varies based on the achievement levels of financial performance, with greater numbers of shares awarded for higher levels of financial performance. If the Company’s financial performance does not meet or exceed the pre-established threshold for the year, no performance-based RSUs are earned. To encourage retention, service-based RSU awards vest over a four-year vesting period. The Compensation Committee believed that the 60/40 weighting between performance-based and service-based RSUs had demonstrated its value to stockholders over many years.
To provide a consistent long-term focus for our long-term equity-based incentive compensation and to continue to align the interests of our management and stockholders, the Compensation Committee makes annual grants of equity-based awards to our executives early in the year in connection with the annual budgeting process. Also, early in the year, the Compensation Committee approves the annual RSU program grants for management.
For 2021, the Compensation Committee determined the target value of the equity-based awards for our executive officers, including our Chief Executive Officer, by considering comparison group data in the 2019 market analysis prepared by the prior compensation consultant. Based on these studies, the Compensation Committee believes that the equity-based incentive compensation plan, including the use of performance-based RSUs, and the target level of awards granted to each executive, is competitive with market practice, and the 60/40 weighting between performance-based and service-based RSUs continues to reward our executives for performance and promotes retention of the Company’s executives.

The approved dollar value of target equity-based incentive compensation amounts for Mr. Lamneck for 2021 are discussed below under “Chief Executive Officer Compensation.”

Named Executive Officer	2021 Target
Kenneth T. Lamneck	$3,750,000
Glynis A. Bryan	$1,000,000
Joyce A. Mullen	$1,000,000
Emma de Sousa	$350,000
Samuel C. Cowley	$600,000
2021 Equity-Based Incentive Plan Payouts
The 2021 RSU awards for executive officers which are 40% service-based and 60% performance-based, were approved on February 10, 2021. The service-based RSUs vest in four equal annual installments beginning on February 20, 2022. The performance-based grants, if earned, vest in three equal annual installments beginning on February 20, 2022, and the number of RSUs to be issued, if any, will vary depending on the Company’s ROIC for the fiscal year ending December 31, 2021, on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted ROIC and Invested Capital being defined consistent with the computation methodology used by financial analysts that evaluate the Company. If the Company achieved less than 88% of its 2021 non-GAAP Adjusted ROIC target range, no RSUs would be issued or if the Company achieved greater than 114% of its 2021 non-GAAP Adjusted ROIC target range, 200% of the target number of RSUs would be issued. The non-GAAP Adjusted ROIC target range was set in conjunction with the Company’s overall annual budget and was considered to be challenging, but achievable, given the tactical and strategic plans that had been developed for 2021. In addition, in November 2021 in connection with her election to President and CEO, Ms. Mullen received a service-based award of RSUs in the amount of $1,000,000 and, as a special retention incentive, Ms. Bryan received a service-based award of RSUs in the amount of $500,000. Both awards vest ratably over four years.
The following table sets forth the number of service-based and performance-based awards granted to our Named Executive Officers under the 2021 equity-based incentive plan:

		Performance-Based RSU Awards
Named Executive Officer	Service- Based RSUs Awarded (#)	Target Number of Performance- Based RSUs (1)	2021 Actual Non-GAAP Adjusted ROIC	Award Level	Performance- Based RSUs Awarded (#)
Kenneth T. Lamneck	17,949	26,924	14.01%	87.5%	23,559
Glynis A. Bryan	9,560	7,180	14.01%	87.5%	6,283
Joyce A. Mullen	14,333	7,180	14.01%	87.5%	6,283
Emma de Sousa	1,676	2,513	14.01%	87.5%	2,199
Samuel C. Cowley	2,872	4,308	14.01%	87.5%	3,770
(1)Target was based on the Company achieving (i) its non-GAAP Adjusted ROIC target range for 2021 of 14.06% - 14.31%.
2022 Executive Compensation Program
In connection with developing the Company’s 2022 executive compensation program, the Compensation Committee engaged a new compensation consultant: Meridian Compensation Partners, LLC (the “new Compensation Consultant”). Through a series of meetings from August 2021 through February 2022, the Compensation Committee, the Chair of the Compensation Committee and senior management of the Company discussed with the new Compensation Consultant ways to improve the Company’s executive compensation program design. The new Compensation Consultant analyzed the 2021 executive compensation program, compared it to peers and general industry data, and researched various alternative elements. After considerable deliberation, the Compensation Committee determined to make several changes to the executive compensation program for 2022. Among the key changes are the following: (i) half of the performance-based RSUs awarded to executives would be based on the Company’s performance against a relative total shareholder return (“rTSR”) metric over a three-year measurement period; and (ii) the vesting period for service-based RSUs awarded to executives was changed from four years to three years. The executive compensation program for 2022 includes the elements described below.

2022 Base Salary
The base salaries for 2022 for the Named Executive Officers increased in connection with the election of Ms. Mullen as CEO and the recommendations of the Compensation Consultant after analyzing peers. Accordingly, base salaries increased 42%, 6%, 4% and 15% for Ms. Mullen, Ms. Bryan, Ms. de Sousa and Mr. Cowley, respectively.

The table below sets forth the 2022 and 2021 base salary level for each of our Named Executive Officers:

Named Executive Officer	2022 Base Salary		2021 Base Salary
Joyce A. Mullen	$850,000	(1)	$600,000
Glynis A. Bryan	$650,000		$612,000
Emma de Sousa	$556,100	(2)	$550,340	(2)
Samuel C. Cowley	$500,000		$433,500

(1)     Ms. Mullen was elected as President and Chief Executive Officer effective January 1, 2022.
(2)     While Ms. de Sousa’s base salary is shown in U.S. dollars for presentation in this proxy statement, Ms. de Sousa is paid in British pounds. Ms. de Sousa’s approved 2022 salary assumes an exchange rate of $1.34 per British pound. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Ms. de Sousa’s 2021 salary was computed by multiplying the average exchange rate for the quarters ended March 31, June 30, September 30, and December 31 2021, respectively, by the compensation earned during the quarter.
2022 Cash Incentive Plan
For 2022, the Compensation Committee provided an incentive plan for certain management level teammates, including our Named Executive Officers. Consistent with 2021, the 2022 target cash incentive compensation amounts are calculated as a percentage of base salary.

The following are the target percentages of base salary for our Named Executive Officers under the 2022 Cash Incentive Plan:

Named Executive Officer	Percentage of Base Salary at Target
Joyce A. Mullen	150%	(1)
Glynis A. Bryan	100%
Emma de Sousa	65%
Samuel C. Cowley	70%

(1)     Ms. Mullen was elected as President and Chief Executive Officer effective January 1, 2022.

Under the 2022 cash incentive plan, defined financial objectives were established for our Named Executive Officers, and the percentages of total cash incentive compensation to be tied to each of the specified financial objectives were quantified as follows:

Named Executive Officer	EFO	Services GP Growth	Cloud GP Growth
Joyce A. Mullen	50% (IEI)	25% (IEI)	25% (IEI)
Glynis A. Bryan	50% (IEI)	25% (IEI)	25% (IEI)
Emma de Sousa	50% (EMEA)	25% (EMEA)	25% (EMEA)
Samuel C. Cowley	50% (IEI)	25% (IEI)	25% (IEI)

The following considerations were reflected in our 2022 cash incentive plan:
•The 2022 cash incentive plan again includes performance measures for IEI EFO and EMEA EFO, in each case calculated consistent with 2021 (see “2021 Cash Incentive Plan” under “Annual Cash Incentive Awards” above).
•Reflecting the continued focus of the Company on the strategic objective of driving growth in the higher margin services business, the 2022 cash incentive plan incorporates a performance measure for growth in Services GP for all Named Executive Officers, with IEI Services GP Growth and EMEA Services GP Growth calculated consistent with 2021 (see “2021 Cash Incentive Plan” under “Annual Cash Incentive Awards” above).
•Reflecting the continued focus of the Company on emerging technology trends and the Company’s strategic objective of accelerating business performance with the cloud, the 2022 cash incentive plan incorporates a performance measure for growth in Cloud GP for all Named Executive Officers, with IEI Cloud GP Growth and EMEA Cloud GP Growth calculated consistent with 2021 (see “2021 Cash Incentive Plan” under “Annual Cash Incentive Awards” above).
•U.S. Hardware Market Share Growth was removed as a result of the enhanced focus on becoming an industry leading global solutions integrator.
2022 Equity-Based Incentive Plan
For 2022, below are the approved dollar value targets for equity-based incentive compensation for each of the Named Executive Officers based on the evaluation of market data provided by the new Compensation Consultant as well as the other factors noted above in the section “Factors Considered in Compensation Deliberations.”

Named Executive Officer	2022 Target
Joyce A. Mullen	$2,500,000	(1)
Glynis A. Bryan	$1,500,000
Emma de Sousa	$500,000
Samuel C. Cowley	$750,000

(1)     Ms. Mullen was elected as President and Chief Executive Officer effective January 1, 2022.

The 2022 equity-based awards for Named Executive Officers are 40% service-based and 60% performance-based and were approved on February 15, 2022. The number of performance-based RSUs issued under the 2022 plan is split equally between two components: (i) 30% of target is based on achievement of Non-GAAP Adjusted ROIC performance over a one-year measurement period calculated consistent with the 2021 program and (ii) 30% of target is based on achievement of rTSR over a three-year measurement period. The service-based RSUs will vest in three equal annual installments beginning on February 20, 2023. The performance-based grants earned based on Non-GAAP Adjusted ROIC will vest in three equal annual installments beginning on February 20, 2023. The performance-based grants earned based on rTSR will cliff vest on February 20, 2025.

The Company’s Adjusted ROIC for the fiscal year ending December 31, 2022 is calculated on a basis consistent with how it was calculated for 2021. If the Company achieves less than 88% of its 2022 non-GAAP Adjusted ROIC target range, no RSUs will be issued or if the Company achieves greater than 112% of its 2022 non-GAAP Adjusted ROIC target range, 200% of the target number of RSUs will be issued. The non-GAAP Adjusted ROIC target range was set in conjunction with the Company’s overall annual budget and was considered to be challenging, but achievable, given the tactical and strategic plans that were developed for 2022.

The Company’s rTSR compares Insight’s 3-year cumulative stockholder return (i.e., change in stock price plus dividends which are assumed to be reinvested) versus each company in the 2022 rTSR peer group. The peer group is a custom group of 31 distribution and technology companies. The performance period is January 1, 2022 through December 31, 2024. For purposes of the rTSR calculation, the beginning and ending stock prices are each calculated based on the 20 trading days prior to the beginning and ending dates of the performance period.

The table below sets forth the award payout schedule for our Named Executive Officers under the rTSR metric:

Percentile Rank	Percentage of Payout at Target(1)
≥ 80th percentile	200%
55th percentile	100%
30th percentile	50%
< 30th percentile	—

(1)     The payout percentage of target rTSR awards earned between award levels interpolates linearly with the Company's rTSR percentile rank among the defined peer group.

In addition to the performance-based and service-based RSUs awarded to the Named Executive Officers on February 20, 2022, the Compensation Committee approved one-time bridge grants of service-based RSUs to eligible employees in connection with the transition from pro rata annual vesting of all performance-based RSUs under the 2021 plan (and prior plans) to three-year cliff vesting for the new rTSR based component of the performance-based RSU awards. Accordingly, the following Named Executive Officers received one-time bridge grant awards of RSUs in the following amounts: Ms. Mullen, $500,000; Ms. Bryan, $300,000; Ms. de Sousa, $100,000; and Mr. Cowley, $150,000. The bridge grants vest ratably over two years.

In determining the amount of equity-based incentive compensation for 2022, the Compensation Committee considered its goal to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. Based on the Compensation Committee’s review of the new Compensation Consultant’s analysis of the competitiveness of the Company’s compensation levels, including its equity-based award levels, the Compensation Committee’s review of the Company’s 2022 budget, and in connection with implementation of the Company’s strategic plan, the Compensation Committee awarded service-based and performance-based RSUs, as described above to each of our Named Executive Officers.
Chief Executive Officer Compensation
The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater opportunities for performance-based short-term and long-term incentive compensation (cash and equity, respectively).
The Compensation Committee approved a 2% increase in the 2021 base salary for Mr. Lamneck, raising his base salary to $1,020,000. Mr. Lamneck’s target annual cash incentive award opportunity is reflected as a percentage of base salary, which remained consistent at 150%, resulting in Mr. Lamneck’s 2021 target annual cash incentive award also increasing approximately 2% to $1,530,000. The dollar value of 2021 target equity-based compensation awards approved by the Compensation Committee for Mr. Lamneck remained unchanged from the 2020 amount of $3,750,000. As a result, Mr. Lamneck’s target total direct compensation opportunity for 2021 was $6,300,000 (compared to $7,000,000 in 2020, which included a one-time cost synergy achievement bonus). Mr. Lamneck’s actual annual direct compensation earned for 2021 was 101% of the total target, or $6,632,047 (valuing his equity-based compensation at the grant date fair value, assuming target attainment).
In setting the Chief Executive Officer’s compensation for 2022, the Compensation Committee evaluated market data provided by the new Compensation Consultant and Ms. Mullen’s election as CEO, effective January 1, 2022. Accordingly, the Compensation Committee approved an increase of approximately 42% in Ms. Mullen’s base salary from 2021, setting (i) her base salary at $850,000 and (ii) her target annual cash incentive award opportunity to $1,275,000 (150% of base salary). Also, the dollar value of target equity-based compensation awards approved by the Compensation Committee for 2022 for Ms. Mullen increased to $2,500,000, up from $1,000,000 in the prior year. As a result, Ms. Mullen’s target total direct compensation opportunity for 2022 is $4,625,000 (compared to $3,200,000 in 2021).

Other Elements of Our Executive Compensation Program
Severance Arrangements and Change in Control Provisions
Severance and change in control provisions are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition following an employment termination by the Company due to changes in the Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. Both severance and change in control benefits are often a critical part of an executive’s initial compensation package, and key executives may not have accepted our offers of employment if we had not provided market-level severance and change in control benefits. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Provisions.”
Other Benefits
Our Named Executive Officers participate in benefit plans generally available to all of our teammates, including medical, health, life insurance and disability plans. Our Named Executive Officers other than Ms. de Sousa are also eligible to participate in the Company’s 401(k) plan and receive Company matching contributions, to the extent made by the Company, which are generally available to our U.S. teammates. Ms. de Sousa participates in the statutory pension plan available to other teammates in the United Kingdom. Ms. de Sousa also receives an automobile allowance and enhanced Company-paid insurance benefits in case of death or disability, which are benefits generally available to executives in EMEA. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides.
We provide our executive officers with relatively limited perquisites, and we believe they are reasonable and in the best interests of the Company. We promote wellness initiatives in our employee health insurance plans and make premium payments for long-term disability insurance for all of our Named Executive Officers in the United States. The costs of perquisites and other personal benefits provided to our Named Executive Officers during 2021 are included in the Summary Compensation Table in this proxy statement and identified in the footnotes thereto.
Clawback Policy
The Compensation Committee adopted an incentive compensation recovery, or “clawback,” policy that permits the Company, under certain objective circumstances, to recover incentive compensation paid on the basis of having met or exceeded financial performance goals. In the event of a material restatement of the Company’s financial statements, if a current or former executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, the Compensation Committee may, to the fullest extent called for by law, any applicable listing standard, or Company policy, require reimbursement of that portion of any cash bonus paid to, or RSUs earned by, such executive officer, which is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported.
Stock Ownership Guidelines
The Compensation Committee believes that, in order to more closely align the interests of our executive officers with the interests of the Company’s other stockholders, all executives should maintain a minimum level of equity interests in the Company’s common stock. The Compensation Committee has adopted stock ownership guidelines requiring ownership of three times base salary for our President and Chief Executive Officer and one times base salary for our other executive officers to be achieved over a five-year transition period. Failure to meet or show sustained progress toward meeting the stock ownership guidelines may result in a reduction of future long-term incentive grants and may result in a requirement to retain some or all of the shares of common stock attained through Company grants of equity until the stock ownership guidelines are attained. As of December 31, 2021, all Named Executive Officers had attained their required ownership level.

Hedging, Short Sales and Pledging Policies
Our executive officers are prohibited from hedging and short sales transactions with respect to our securities. In addition, our executive officers are prohibited from pledging our securities except in limited circumstances with pre-approval. As of December 31, 2021, none of our executive officers had pledged our securities. For a further description of these policies, please see “Corporate Governance — Hedging, Short Sales and Pledging Policies.”
Tax Considerations
For our 2021 tax year, Section 162(m) of the IRC (“162(m)”) generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the principal executive officer, the principal financial officer and any one of the three highest paid executive officers as of the close of the applicable taxable year. Although, the tax benefits associated with performance-based compensation programs previously allowed under 162(m) generally have been eliminated, the Compensation Committee believes that a pay-for-performance model incentivizes our executive officers to achieve objectives that are aligned to the creation of stockholder value, irrespective of tax deductibility.
HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS
The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive profitable growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, at-risk performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. The Compensation Committee’s objective has been to implement an executive compensation program that would drive above-market results and that is built upon our long-standing executive compensation philosophies and objectives, as described in “Compensation Philosophy” and outlined below, which we believe are key contributors to our success:

Profitable Growth and Stockholder Value Creation
✓	✓	✓
Attract and Retain Talent. Executive compensation should be market-competitive in order to attract, retain and motivate talent with a performance- and service-driven mindset.	Pay for Performance. A significant percentage of an executive’s compensation should be at-risk and directly aligned with Company performance, with a balance between short-term and long-term incentives.	Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through Insight equity ownership.

Role of the Board, Compensation Committee and our Named Executive Officers
The Compensation Committee is responsible for determining the annual cash compensation of our Chief Executive Officer and each of our other Named Executive Officers. In the case of the 2021 long-term equity-based incentives, the Compensation Committee was responsible for recommending to the Board for approval the targeted grant levels for each of our Named Executive Officers. Based on the recommendations of the Compensation Committee, the Board approved the 2021 long-term equity-based incentive awards. In setting or recommending, as applicable, the compensation of our President and Chief Executive Officer, the Compensation Committee takes into account its review of the President and Chief Executive Officer’s performance. In setting or recommending, as applicable, the compensation of our other Named Executive Officers, the Compensation Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his or her recommendations with respect to their compensation. The Compensation Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from the Compensation Committee’s Independent Compensation Consultant
The compensation consultant provides executive compensation consulting services to the Compensation Committee. The Compensation Committee did not engage the compensation consultant to review compensation adjustments for 2021.

In mid-2021, the Compensation Committee engaged a new Compensation Consultant who provided services relied on in connection with the development of the 2022 executive compensation plan, including a review of multiple comparison groups’ compensation data, awards under our long-term equity-based incentive program, the setting of performance goals in our variable incentive plans, and trends in executive compensation, as well as analysis of the competitiveness of the CEO’s compensation. The new Compensation Consultant also provided an assessment of the competitiveness of the Board’s compensation program against market (see “Director Compensation” elsewhere in this proxy statement for additional information”). The new Compensation Consultant was retained by and reports to the Compensation Committee and, at the request of the Compensation Committee, participates in committee meetings. The Compensation Committee reviewed the independence of the Compensation Consultant under NASDAQ and SEC rules and concluded that the work of the new Compensation Consultant has not raised any conflict of interest.

Comparison Peer Groups
To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data from multiple peer groups of companies as well as general industry survey data. As described above, the Compensation Committee has retained the new Compensation Consultant to advise the Compensation Committee on all matters related to executive compensation. During 2021, the new Compensation Consultant provided a competitive analysis of the compensation of the Company’s most senior executives, including the Company’s Named Executive Officers. In the future, the Compensation Committee plans to obtain such analyses at least every other year.
The new Compensation Consultant has advised the Compensation Committee on a wide range of issues, including competitive market data at the time of hire and at the time of promotions for specific positions. The new Compensation Consultant’s 2021 studies, which were used to set 2022 executive compensation, generally measured the competitiveness of the Company’s compensation relative to two groups of companies (the “comparison groups”) summarized below, plus a broader database where the other groups might not provide adequate comparisons. The 2021 market analyses relied on comparison groups with the modifications described below. The comparison groups were approved by the Compensation Committee based upon management’s and the Compensation Committee’s review of competitors and relevant industry comparisons, and on the advice of the new Compensation Consultant.
The primary characteristics of the comparison groups were:

Peer Group Characteristics
✓
First, a smaller group of companies that we consider to be our primary competitors, particularly with respect to competition for talent, customers or suppliers (the “Technology Distribution Peer Companies”). The Technology Distribution Peer Companies, which comparison group was used to assess compensation levels for the Chief Executive Officer and Chief Financial Officer, includes publicly-traded technology distribution companies.

✓	Second, a larger group of companies in the broader distribution business with comparable business and financial characteristics (the “Broad Industry Peer Group”). The Broad Industry Peer Group, which comparison group was used to assess compensation levels for the Chief Executive Officer, Chief Financial Officer and President, Insight North America, includes publicly-traded companies from the technology, technology distribution and broader distribution industries (e.g., food distribution, healthcare distribution, capital goods, etc.).

✓	Third, a broad database to provide a reference point where the other groups might not provide adequate comparisons (the “Broad Market Database”). The Broad Market Database was used to assess compensation levels for all of the Company’s most senior executives, including the Company’s Named Executive Officers, and includes publicly-traded companies from a group of cross-industry companies (excluding companies from financial, insurance and energy industries).

While the Technology Distribution Peer Companies comparison group comprises companies that are competitors and are close comparisons in terms of sales and market capitalization, it is a relatively small group of companies. Moreover, the Broad Industry Peer Group and the Broad Market Database are not limited to companies that are competitors for talent, customers or suppliers. Accordingly, the Company does not necessarily consider these groups to be comparison groups for competitive purposes other than as an analysis of the compensation of the Company’s most senior executives.
Peer Companies - 2022 Executive Pay Levels
The Compensation Committee used the new Compensation Consultant’s 2021 study in addition to other relevant sources of information, such as existing pay levels and other publicly available information about trends in executive compensation, in setting compensation for executives for 2022. Additionally, the new Compensation Consultant advised the Compensation Committee regarding executive compensation programs and provided advice on trends in compensation.
The new Compensation Consultant’s 2021 study measured the competitiveness of the Company’s compensation relative to the Technology Distribution Peer Group and the Broad Industry Peer Group. The companies included in the Technology Distribution Peer Group in the Compensation Consultant’s 2021 analysis were as follows:

Technology Distribution Peer Group
Avnet, Inc.	NCR Corporation
Belden Inc.	PC Connection, Inc.
CDW Corporation	Sanmina Corporation
CommScope Holding Co.	ScanSource, Inc.
ePlus Inc.	SYNNEX Corporation
Jabil Inc.	WESCO International, Inc.
The companies included in the Technology Distribution Peer Group in the 2021 study are all publicly-traded companies with revenues of less than $32 billion. The median revenue of this comparison group in 2021 was $7.8 billion, and the median market cap was $3.2 billion.
The companies included in the Broad Industry Peer Group comparison group in the Compensation Consultant’s 2021 analysis were all of the companies in the Technology Distribution Group plus the following:

Broad Industry Peer Group
Applied Industrial Technologies, Inc.	Performance Food Group Company
Diebold Nixdorf, Incorporated	Rush Enterprises, Inc.
Genuine Parts Company	SpartanNash Company
GMS Inc.	United Natural Foods, Inc.
Henry Schein, Inc.	Univar Solutions Inc.
MRC Global Inc.	Watsco, Inc.
MSC Industrial Direct Co., Inc.	W.W. Grainger, Inc.
Patterson Companies, Inc.
The companies included in the Broad Industry Peer Group in the 2021 study are all publicly-traded companies with revenues from $2.7 billion to $29.7 billion. The median revenue of this comparison group in 2021 was $7.2 billion, and the median market cap was $3.6 billion.

Peer Companies - 2021 Executive Pay Levels
In setting compensation levels for Named Executive Officers for 2021, the Company reviewed the analysis from its prior compensation consultant based on information from 2019 (the “2019 study”). The Technology Distribution Peer Group and Broad Industry Peer Group used for the 2019 study were as follows:

Technology Distribution Peer Group
Anixter International, Inc.	ePlus
Avnet, Inc.	NCR Corporation
Belden Inc.	Presidio, Inc.
CDW Corporation	ScanSource, Inc.
Connection	SYNNEX Corp.

The Companies included in the Technology Distribution Peer Group in the 2019 study are all publicly-traded companies with revenues of less than $24 billion. The median revenue of this comparison group in 2019 was $5.3 billion, and the median market cap was $2.2 billion.

The companies included in the Broad Industry Peer Group comparison group in the prior compensation consultant’s 2019 analysis were all of the companies in the Technology Distribution Peer Group plus the following:

Broad Industry Peer Group
Applied Industrial Technologies, Inc.	Performance Food Group Company
BMC Stock Holdings	Rush Enterprises, Inc.
CACI International Inc.	Sanmina
Core-Mark Holding	SpartanNash
Diebold Nixdorf	United Natural Foods
GMS	Univar, Inc.
MRC Global	Watsco
MSC Industrial Direct Co.	WESCO
Patterson Companies, Inc.

The Companies included in the Broad Industry Peer Group in the 2019 study are all publicly-traded companies with revenues from $1.4 billion to $23.0 billion. The median revenue of this comparison group in 2019 was $5.6 billion, and the median market cap was $2.0 billion.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in the proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021.
Respectfully submitted by the Compensation Committee of the Board of Directors.

Richard E. Allen, Chair
Bruce W. Armstrong
Linda M. Breard
Catherine Courage
Anthony Ibargüen
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

2021 EXECUTIVE COMPENSATION

2021 Summary Compensation Table
The following table provides information regarding the compensation earned by our Named Executive Officers for the fiscal years ended December 31, 2021, 2020 and 2019.

Named Executive Officer	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kenneth T. Lamneck,	2021	1,020,000	3,750,037	1,862,010	6,278	6,638,325
President and Chief	2020	1,000,000	3,750,011	2,643,000	9,128	7,402,139
Executive Officer(4)	2019	900,000	3,750,048	1,372,950	19,210	6,042,208
Glynis A. Bryan,	2021	612,000	1,500,102	744,804	6,814	2,863,720
Chief Financial Officer	2020	600,000	1,000,042	1,057,200	9,664	2,666,906
	2019	515,000	1,800,058	523,755	15,064	2,853,877
Joyce A. Mullen,	2021	600,000	2,000,121	676,800	7,525	3,284,446
President, Insight	2020	123,077	3,000,013	—	400,000	3,523,090
North America(5)	2019	—	—	—	—	—
Emma de Sousa,	2021	550,340	350,075	400,587	11,670	1,312,672
President,	2020	—	—	—	—	—
Insight EMEA(6)	2019	—	—	—	—	—
Samuel C. Cowley,	2021	433,400	600,033	342,920	12,507	1,388,860
Senior Vice President,	2020	425,000	700,039	486,753	129,919	1,741,711
General Counsel and Secretary	2019	400,000	700,058	244,080	15,382	1,359,520
(1)These amounts reflect the grant date fair value of the RSU awards granted to our Named Executive Officers. For awards subject to performance conditions, the grant date fair value reported is at the target level, which was considered the probable outcome of the performance conditions, determined as of the grant date.
For 2021 awards, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2021 of $83.57 and on November 10, 2021 of $104.76, respectively, per share multiplied by the number of shares subject to the RSU awards. For the 2021 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards. For Mr. Lamneck, Ms. Bryan, Ms. Mullen, Ms. de Sousa, and Mr. Cowley, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $6,000,075, $2,100,134, $2,600,154, $560,086, and $960,052, respectively. As discussed in the CD&A section of this proxy statement, the actual award level for performance-based RSUs for all Named Executive Officers for 2021 was 87.5% of the target number.
For 2020 awards, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2020 of $58.93, on November 10, 2020 of $68.47 and on December 10, 2020 of $73.27, respectively, per share multiplied by the number of shares subject to the RSU awards. For the 2020 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards. For Mr. Lamneck, Ms. Bryan, Ms. Mullen, and Mr. Cowley, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $6,000,017, $2,100,134, $2,600,154, and $960,052, respectively.
For February 2019 awards, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2019 of $57.60 per share multiplied by the number of shares subject to the RSU awards. For the 2019 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards. For Mr. Lamneck, Ms. Bryan, and Mr. Cowley, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $6,000,077, $2,280,038, and $1,000,097, respectively. The actual award level for performance-based RSUs for all Named Executive Officers for 2019 was 100% of the target number. For the September 2019 award to Mr. Cowley, the grant date fair value was calculated based on the closing price of the Company’s common stock on September 10, 2019 of $49.33 per share multiplied by the number of shares subject to the RSU award.
For all three years for which grant date fair value is presented in the table above, no estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts.

(2)Non-Equity Incentive Plan Compensation represents bonuses earned by Named Executive Officers under the 2021, 2020 and 2019 annual cash incentive plans, respectively. The cash incentive plan compensation for 2021 was paid to the Named Executive Officers prior to March 30, 2022.
(3)All Other Compensation for 2021 represents payments to:
•Mr. Lamneck for expenses incurred related to premium payments made on his behalf for long-term disability insurance and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.
•Ms. Bryan for expenses incurred related to premium payments made on her behalf for long-term disability insurance and a discretionary contribution to her health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.
•Ms. Mullen for expenses incurred related to matching contributions to her 401(k) and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.
•Ms. de Sousa for an auto allowance of $9,906 and expenses incurred related to premium payments made on her behalf for disability and death insurance. We consider the cost of the auto allowance and the premium payments for disability and death insurance, which did not exceed $10,000, to be perquisites.
•Mr. Cowley for expenses incurred related to matching contributions to his 401(k) and premium payments made on his behalf for long-term disability insurance. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.
(4)Mr. Lamneck retired as President and Chief Executive Officer effective December 31, 2021.
(5)Ms. Mullen was elected as President and Chief Executive Officer effective January 1, 2022.
(6)Ms. de Sousa is a resident of the United Kingdom and was paid in British pounds. The salary and all other compensation amounts included in the table above were determined by multiplying the average exchange rates applicable for the quarters ended March 31, June 30, September 30, and December 31, 2021, respectively, by the compensation earned during the quarter. The non-equity incentive plan compensation amount included in the table above was determined by multiplying the British pounds paid by the exchange rate applicable on the date paid of $1.3205 per British pound.

2021 Grants of Plan-Based Awards Table
The following table provides information regarding each plan-based award granted to our Named Executive Officers in 2021 under the 2021 cash incentive plan and under the Company’s 2020 Omnibus Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth T. Lamneck(4)			530,145	2,250,000	4,500,000	—	—	—	—	—
	2/20/2021	2/10/2021	—	—	—	6,732	26,924	53,848	—	2,250,039
	2/20/2021	2/10/2021	—	—	—	—	—	—	17,949	1,499,998
Glynis A. Bryan			212,058	600,000	1,200,000	—	—	—	—	—
	2/20/2021	2/10/2021	—	—	—	1,795	7,180	14,360	—	600,033
	2/20/2021	2/10/2021	—	—	—	—	—	—	4,787	400,050
	11/10/2021	10/29/2021	—	—	—	—	—	—	4,773	500,019
Joyce A. Mullen(5)			207,900	600,000	1,200,000	—	—	—	—	—
	2/20/2021	2/10/2021	—	—	—	1,795	7,180	14,360	—	600,033
	2/20/2021	2/10/2021	—	—	—	—	—	—	4,787	400,050
	11/10/2021	10/29/2021	—	—	—	—	—	—	9,546	1,000,039
Emma de Sousa(6)			138,653	326,040	652,080	—	—	—	—	—
	2/20/2021	2/10/2021	—	—	—	629	2,513	5,026	—	210,011
	2/20/2021	2/10/2021	—	—	—	—	—	—	1,676	140,063
Samuel C. Cowley			97,635	360,000	720,000	—	—	—	—	—
	2/20/2020	2/17/2020	—	—	—	1,077	4,308	8,616	—	360,020
	2/20/2020	2/17/2020	—	—	—	—	—	—	2,872	240,013
(1)Represents awards under the 2021 cash incentive plan discussed under the heading “2021 Cash Incentive Plan” of the CD&A section in this proxy statement. Threshold represents the amount that would have been payable had the minimum level of achievement for each defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold levels. The maximum estimated future payouts under non-equity incentive plan awards was computed as 200% of the target cash incentive compensation component that was based exclusively on the specific financial objectives for each Named Executive Officer. Actual amounts are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column, and there are no future payouts related to these awards.
(2)Pursuant to the 2021 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made on February 20, 2021 and November 10, 2021, as applicable. For the 2021 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. Threshold represents the amount of RSUs that would have been granted had the minimum level of achievement for the defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold level. As discussed in the CD&A section of this proxy statement, the actual award level for 2021 was 87.5% of the target number of performance-based RSUs.
(3)For the 2021 awards that were subject to performance conditions, the grant date fair of the annual plan-based awards was calculated based on the closing price of the Company’s common stock on February 20, 2021 of $83.57 per share multiplied by the target number of performance-based RSUs, as the target was considered to be the probable outcome as of the grant date. As discussed in the CD&A section of this proxy statement, the actual award level for 2021 was 87.5% of the target number of performance-based RSUs. For the 2021 awards that did not have performance conditions and all other stock awards granted in 2020, the grant date fair value for the awards was calculated based on the closing price of the Company’s common stock on February 20, 2021 of $83.57 and on November 10, 2021 of $104.76, respectively, per share multiplied by the number of service-based RSUs granted, as applicable. The grant date fair values of stock awards are also reflected in the Summary Compensation Table.
(4)Mr. Lamneck retired as President and Chief Executive Officer effective December 31, 2021.
(5)Ms. Mullen was elected as President and Chief Executive Officer effective January 1, 2022.
(6)Ms. de Sousa’s cash incentive threshold, target and maximum amounts for the 2021 cash incentive plan were translated into U.S. dollars for presentation in this proxy statement, but Ms. de Sousa is paid in British pounds. Ms. de Sousa’s threshold, target and maximum were £90,000, £240,000 and £480,000, respectively. All three amounts were translated to U.S. dollars in the table above by multiplying the Euro amounts by the exchange rate applicable on the actual date paid of $1.3205 per British pound.

2021 Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes outstanding equity awards held by each Named Executive Officer on December 31, 2021.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Kenneth T. Lamneck	125,254	13,352,076
Glynis A. Bryan	45,920	4,895,072
Joyce A. Mullen	49,826	5,311,398
Emma de Sousa	8,668	924,009
Samuel C. Cowley	20,757	2,212,696
(1)Under various service-based equity incentive compensation programs, our Named Executive Officers have received varying levels of grants of service-based RSUs that vest ratably over four years.
Pursuant to the 2021 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made in February and November 2021. For the 2021 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 87.5% of the target, as actual Adjusted ROIC exceeded the target range for the fiscal year ended December 31, 2021. As of December 31, 2021, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.
Pursuant to the 2020 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made in February, November and December 2020. For the 2020 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 125% of the target, as actual Adjusted ROIC exceeded the target range for the fiscal year ended December 31, 2020. As of December 31, 2020, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.
Pursuant to the 2019 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made in February 2019. For the 2019 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 100% of the target, as the Company achieved the specified strategic objectives during the fiscal year ended December 31, 2019. As of December 31, 2019, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. Additional service-based grants related to the Company’s strategic plan and completion of the PCM acquisition were awarded in February and September 2019.
The following table shows the dates on which the outstanding stock awards vest, subject to continued employment through the vest date.

Name	February 20, 2022	November 10, 2022	December 10, 2022	February 20, 2023	November 10, 2023	February 20, 2024	November 10, 2024	February 20, 2025	November 10, 2025
Kenneth T. Lamneck	60,942	—	—	41,122	—	18,703	—	4,487	—
Glynis A. Bryan	20,003	1,194	—	14,960	1,193	4,988	1,193	1,196	1,193
Joyce A. Mullen	3,292	16,992	—	3,291	16,992	3,291	2,386	1,196	2,386
Emma de Sousa	3,643	—	—	2,819	—	1,787	—	419	—
Samuel C. Cowley	9,275	—	1,365	6,406	—	2,993	—	718	—
(2)Represents the value based upon the number of shares awarded multiplied by the closing price on December 31, 2021 of $106.60 per share.

2021 Stock Vested Table
The following table sets forth information with respect to shares of Company common stock acquired through vesting of RSUs and the number of shares acquired and value realized on vesting by the Named Executive Officers during 2021. There were no outstanding stock options in 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Kenneth T. Lamneck	80,061	6,690,698
Glynis A. Bryan	27,372	2,287,478
Joyce A. Mullen	14,605	1,530,020
Emma de Sousa	5,067	434,623
Samuel C. Cowley	16,730	1,442,812
(1)During 2021, the stock awards (all RSUs) that vested for the Named Executive Officers in the United States were net-share settled such that the Company withheld shares with value equivalent to the Named Executive Officer’s minimum statutory tax obligation for the applicable income and other employment taxes and remitted cash to the appropriate taxing authorities. The amounts in the table represent the gross number of shares and value realized on vesting for each of the Named Executive Officers. The net number of shares acquired by Mr. Lamneck, Ms. Bryan, Ms. Mullen, and Mr. Cowley on vesting was 46,765, 16,838, 8,980, and 11,198, respectively. Ms. de Sousa’s awards were not net-share settled.

2021 Chief Executive Officer Pay Ratio
Pursuant to SEC rules, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer for 2021. We calculated the total compensation for both using the same methodology. The 2021 annual total compensation for the Chief Executive Officer and our median employee were $6,638,325 and $72,102, respectively.  The ratio of annual total compensation for our Chief Executive Officer to that of our median employee was 92 to 1.
In determining the median employee for 2021, we used the same Company employee as in 2020 given that there had not been changes in the Company since then that would reasonably affect the pay ratio disclosure. In determining the median employee for 2020, we referred to our worldwide payroll rosters of employees on December 31, 2020, which included information on base wages, bonuses, and commissions. The payroll rosters totaled to 10,727 employees, consisting of 6,850 U.S. employees and 3,877 non-U.S. employees. In accordance with the “de minimis” exemption adjustment permitted under SEC rules, employees from the following countries, comprising less than 5% of the total population of employees, were excluded from the population based on management’s judgment: Austria (20 employees), Belgium (48 employees), India (67 employees), Singapore (29 employees), Sweden (39 employees), and Switzerland (5 employees). Before giving effect to such exemption, the total number of employees consisted of 6,850 U.S. employees and 4,085 non-U.S. employees. Foreign compensation was converted to U.S. dollars at the average exchange rate over the 12 month period. Compensation amounts for employees newly hired during 2020 were annualized based on actual pay in 2020.

Employment Agreements, Severance and Change in Control Provisions
Our employment agreements with our executive officers and our incentive compensation plans reflect our compensation philosophy. The employment agreements for our Named Executive Officers in the United States provide for continually renewing terms (one year for Messrs. Lamneck and Cowley and Ms. Mullen and two years for Ms. Bryan). Ms. de Sousa’s employment agreement may be terminated with a notice period of 6 months, during which period she will continue to be an employee and will receive all of the benefits under the employment agreement. All change in control benefits are “double trigger” (which means that they are triggered by two events, a change in control of the Company plus a triggering termination under the change of control agreement), including stock awards under the terms of the 2020 Omnibus Plan. Additionally, beginning with grants to all employees in February 2015, upon termination of service by reason of death, any portion of service-based RSUs and, after the completion of the performance period for all performance-based awards, any portion of performance-based awards remaining unvested on that date, which would have vested through the first anniversary of the date of death become fully exercisable and vested effective immediately prior to the employee’s death.
The Company’s employment agreements with its Named Executive Officers are intended to comply with Section 409A of the IRC. The material terms of the employment agreements with our Named Executive Officers that were in effect during 2021 are as follows:
Kenneth T. Lamneck
(i)Effective as of January 1, 2010 and amended effective October 14, 2021.
(ii)A severance payment upon termination of employment “without cause,” by Mr. Lamneck for “good reason,” as those terms are defined in the agreement, or at the expiration of the term due to the Company’s issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Mr. Lamneck, he will be entitled to receive severance pay in the amount of $1,020,000, payable within 60 days following the date of termination.
(iii)In the event of Mr. Lamneck’s death or “disability,” as such term is defined in the agreement, he or his estate shall receive payment for earned, but unpaid base salary, accrued but unused vacation, unreimbursed business expenses and any vested benefits he may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan.
(iv)The agreement also provides for non-disclosure by Mr. Lamneck of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.
The table below summarizes the potential payments and benefits to Mr. Lamneck upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2021:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$1,020,000	$—	$—	$1,020,000
Change in Control – Involuntary Termination	1,020,000	13,351,970	—	14,371,970
Change in Control – Without Termination	—	13,351,970	—	13,351,970
Death	—	5,771,744	—	5,771,744
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2021 of $106.60 per share.
Since his retirement as President and Chief Executive Officer, effective December 31, 2021, Mr. Lamneck has served the Company as an employee in a consulting capacity. Throughout the term of his new agreement, Mr. Lamneck will receive an annual base salary of $300,000 and will continue to participate in the Company’s benefit plans.

Glynis A. Bryan
(i)Effective as of January 1, 2009.
(ii)A severance payment upon termination of employment “without cause” or termination by Ms. Bryan for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times her annual base salary, plus one times the annual cash incentive bonus during one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 24 months or (2) the day on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits.
(iii)A severance payment following a “change in control” of the Company if Ms. Bryan terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times her highest annual base salary in effect during the term of the agreement plus two times the higher annual cash incentive bonus during one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of (1) 42 months following termination or (2) the date on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits. All payments made following a “change in control” are to be grossed-up for Ms. Bryan’s excise taxes if the payment exceeds prescribed limits.
(iv)In the event of Ms. Bryan’s termination as a result of “disability,” as such term is defined in the agreement, or death, she or her estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of her base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.
(v)The agreement also provides for non-disclosure by Ms. Bryan of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.
The table below summarizes the potential payments and benefits to Ms. Bryan upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2021:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$2,612,304	$—	$29,933	$2,642,237
Change in Control – Involuntary Termination	3,255,804	4,894,965	52,382	8,203,151
Change in Control – Without Termination	—	4,894,965	—	4,894,965
Disability	956,650	—	—	956,650
Death	956,650	1,890,791	—	2,847,441
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2021 of $106.60 per share.

Joyce A. Mullen
(i)Effective as of October 26, 2020.
(ii)A severance payment upon termination of employment “without cause” or termination by Ms. Mullen for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times her annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus.
(iii)A severance payment following a “change in control” of the Company if Ms. Mullen terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times her highest annual base salary in effect during the term of the agreement plus two times her annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.
(iv)In the event of Ms. Mullen’s termination as a result of “disability,” as such term is defined in the agreement, or death, she or her estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of her base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.
(v)The agreement also provides for non-disclosure by Ms. Mullen of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.
The table below summarizes the potential payments and benefits to Ms. Mullen upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2021:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$1,276,800	$—	$—	$1,276,800
Change in Control – Involuntary Termination	1,876,800	5,311,398	—	7,188,198
Change in Control – Without Termination	—	5,311,398	—	5,311,398
Disability	884,492	—	—	884,492
Death	884,492	350,901	—	1,235,393
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2021 of $106.60 per share.
In connection with Ms. Mullen’s election as President and Chief Executive Officer, effective January 1, 2022, the Board of Directors approved a new employment agreement. In addition to including the terms of her compensation, the employment agreement provides for severance benefits of 2x base salary plus annual bonus for the previous year plus a pro-rated portion of the then current year bonus (the “Severance Amount”) in the event she is terminated by the Company “without cause” or she terminates her employment for “good reason” in each case as defined in the agreement. Ms. Mullen is eligible to receive 2.5x the Severance Amount in the event she is terminated by the Company following a “change in control” as defined in the agreement.

Emma de Sousa
(i)Commenced July 1, 2006 and amended effective January 1, 2021 to reflect her new position as President, Insight EMEA.
(ii)The employment agreement may be terminated with a notice period of six months, during which period Ms. de Sousa will continue to be an employee and will receive all of the benefits under the employment agreement.
The table below summarizes the potential payments and benefits to Ms. de Sousa upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2021:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Change in Control – Involuntary Termination	$—	$924,115	$—	$924,115
Change in Control – Without Termination	—	924,115	—	924,115
Death	—	331,713	—	331,713
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2021 of $106.60 per share.

Samuel C. Cowley
(i)Effective as of June 7, 2016.
(ii)A severance payment upon termination of employment “without cause” or termination by Mr. Cowley for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus.
(iii)A severance payment following a “change in control” of the Company if Mr. Cowley terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement plus one times his annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.
(iv)In the event of Mr. Cowley’s termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.
(v)The agreement also provides for non-disclosure by Mr. Cowley of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.
The table below summarizes the potential payments and benefits to Mr. Cowley upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2021:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$1,020,400	$—	$—	$1,020,400
Change in Control – Involuntary Termination	1,020,400	2,212,536	—	3,232,936
Change in Control – Without Termination	—	2,212,536	—	2,212,536
Disability	492,943	—	—	492,943
Death	492,943	867,884	—	1,360,827
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2021 of $106.60 per share.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2021 regarding the number of shares of our common stock that may be issued under our equity compensation plans, which have been approved by our stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	690,688	(1)	—	(1)	2,395,000	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	690,688	(3)	—	(1)	2,395,000	(3)
(1)Represents the number of underlying shares of common stock at the target award level associated with outstanding RSUs under approved plans. The RSUs are excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
(2)Shares of common stock remaining available for issuance under the 2020 Omnibus Plan.
(3)Subsequent to December 31, 2021, the Company’s annual grant of equity-based awards to certain employees was made on February 20, 2022. As such, the Company determined to supplement the table above with the table below for transparency and full disclosure. The following table sets forth certain information as of March 15, 2022 regarding the number of shares of our common stock that may be issued under our equity compensation plans, all of which were approved by security holders.

Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
649,904	2,239,269

PROPOSAL 3 – Ratification of Independent Registered Public Accounting Firm
The Board of Directors and the Audit Committee recommend that the stockholders ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2022. The Audit Committee approved the selection of KPMG as the Company’s independent registered public accounting firm for 2022. KPMG is currently the Company’s independent registered public accounting firm.
Although the Company is not required to seek stockholder approval or ratification of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
We have been advised that a representative of KPMG will attend the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

AUDIT COMMITTEE REPORT
The Company maintains an independent Audit Committee that operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee is independent as defined in the listing standards of NASDAQ and under SEC rules and each of Mr. Allen and Ms. Breard have been designated as an “audit committee financial expert” by the Board of Directors.
Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s internal controls. Management also is responsible for reporting on the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility to conduct an independent audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue an opinion on whether or not the financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and its cash flows in conformity with U.S. generally accepted accounting principles. KPMG also is responsible for issuing an attestation report on the effectiveness of the Company’s internal control over financial reporting based upon its audit. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors retained to audit our financial statements. The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditor is in our and our stockholders’ best interest. KPMG has served as our independent registered public accounting firm since 1990.
The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its oversight responsibilities, the Audit Committee meets with the Company’s Chief Financial Officer, Principal Accounting Officer, General Counsel, Vice President of Internal Audit and KPMG (with and without management present) to discuss the adequacy and effectiveness of the Company’s internal controls and the quality of the financial reporting process.
Prior to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 with the SEC, the Audit Committee:
•Reviewed and discussed with management the Company’s audited consolidated financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the Company’s financial condition and results of operations.
•Reviewed and discussed with management and KPMG the effectiveness of the Company’s internal control over financial reporting, including management’s report and KPMG’s attestation report on that topic.
•Discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
•Received the required written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. Based upon these communications, the Audit Committee discussed with KPMG its independence from the Company. In considering the independence of KPMG, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.
Respectfully submitted by the Audit Committee of the Board of Directors.

Linda M. Breard, Chair
Richard E. Allen
Catherine Courage
Kathleen S. Pushor
Girish Rishi
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

Independent Registered Public Accounting Firm Fees and Independence
The Audit Committee reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit Committee Charter limits the types of non-audit services that may be provided by the independent auditors. Any permitted non-audit services to be performed by the independent auditors must be pre-approved by the Audit Committee after the committee is advised of the nature of the engagement and particular services to be provided. The Audit Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2021. Responsibility for this pre-approval may be delegated to one or more members of the Audit Committee; all such approvals, however, must be disclosed to the Audit Committee at its next regularly scheduled meeting. The Audit Committee may not delegate authority for pre-approvals to management.
The following table presents fees paid or accrued for the audit of the Company’s annual consolidated financial statements and all other professional services rendered by KPMG for the years ended December 31, 2021 and 2020.

KPMG Fees	Years Ended December 31
	2021	2020
Audit fees	$3,650,000	$3,022,000
Audit-related fees	$—	$190,000
Tax fees	$18,000	$25,000
All other fees	$52,000	$13,000
Total fees	$3,720,000	$3,250,000
Audit Fees.  Consists principally of fees for professional services rendered for the audit of our consolidated financial statements, reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits for foreign subsidiaries.
Audit-Related Fees.  Consists principally of fees related to other assurance reporting, including reporting on examinations of service organization controls. There were no audit-related fees in 2021.
Tax Fees.  Consists principally of fees for services relating to tax compliance and tax planning and advice, including assistance with tax audits.
All Other Fees.  Consists principally of fees for professional services rendered for the review of a special project and for access to continuing professional education tools.
The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2021 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s employees, KPMG member firms located outside the United States and other third-party service providers operating under KPMG’s supervision.

FREQUENTLY ASKED QUESTIONS CONCERNING THE ANNUAL MEETING

Why did I receive these proxy materials?
These proxy materials are first being distributed on or about April 13, 2022 to stockholders of the Company in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 18, 2022, at 10:00 a.m. MST, at Insight Enterprises, Inc., 2701 E. Insight Way Chandler, Arizona, 85286, and any postponement or adjournment thereof. This proxy statement describes the matters on which you, as a stockholder of the Company, are entitled to vote. It also includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

What is the purpose of the Annual Meeting?
At the Annual Meeting of Stockholders, stockholders will be asked to vote (1) to elect the ten director nominees named in this proxy statement for a term expiring at the 2023 Annual Meeting of Stockholders, (2) to approve, on an advisory basis, the compensation of our Named Executive Officers, and (3) to ratify the appointment of the Company’s independent registered public accounting firm. See the sections entitled “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation,” and “Proposal 3—Ratification of Independent Registered Public Accounting Firm.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders (the “Notice”).

Who can attend the Annual Meeting?
Only holders of our common stock as of the close of business on the record date, which was March 30, 2022, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will be required to show the notice or voting instructions form you received from your broker, bank or other nominee or a copy of a statement (such as a brokerage statement) from your broker, bank or other nominee reflecting your stock ownership as of March 30, 2022 in order to be admitted to the Annual Meeting. All attendees must bring a government-issued photo ID to gain admission to the Annual Meeting. Please note that recording devices, photographic equipment, large bags and packages will not be permitted in the meeting room.

Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on the record date, which was March 30, 2022, are entitled to notice of, and to vote at, the Annual Meeting. As of March 30, 2022, there were 35,072,405 shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

How do I vote at the Annual Meeting?
Stockholders of record can vote in one of four ways:
•By telephone—You may use the toll-free telephone number shown on your proxy card;
•Via the Internet—You may visit the Internet website indicated on your proxy card and follow the on-screen instructions;
•By mail—You may date, sign and promptly return your proxy card by mail in a postage prepaid envelope; or
•In person—You may deliver a completed proxy card at the meeting or vote in person.
Voting instructions for stockholders of record (including instructions for both telephonic and Internet voting) are provided under the heading “Voting Information” of this proxy statement and on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with telephone and electronic access, such as usage charges from telephone companies and Internet access providers, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. CT on Tuesday, May 17, 2022.
If your shares are held through a broker, bank or other nominee, please follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet voting will depend on your institution’s voting procedures. If you wish to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

What if I do not vote or do not indicate how my shares should be voted on my proxy card?
If a stockholder of record does not return a signed proxy card or submit a proxy by telephone or via the Internet and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.
If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board of Directors recommends on such proposal.

What if my shares of the Company’s common stock are held for me by a broker?
If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
•Non-Discretionary Items. The election of directors (Proposal 1) and the advisory vote to approve Named Executive Officer compensation (Proposal 2) may not be voted on by your broker if it has not received voting instructions.
•Discretionary Items. The ratification of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 3) is a discretionary item. Generally, brokers that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How can I change my votes or revoke my proxy after I have voted?
Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked or changed at any time before it is exercised at the Annual Meeting or any adjournments or postponements thereof by:
•Mailing written notice of revocation or change to our Corporate Secretary at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286;
•Delivering a later-dated proxy (either in writing, by telephone or via the Internet); or
•Voting in person at the meeting.
Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Will my votes be publicly disclosed?
No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed and are available only to the inspector of election and certain employees, who are obligated to keep such information confidential.

Who will count the votes?
A representative of the Company will serve as the inspector of election for the Annual Meeting and will count the votes.

What if other matters come up during the Annual Meeting?
If any other matters properly come before the meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies or their substitutes acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

What constitutes a quorum at the Annual Meeting?
The presence at the Annual Meeting of Stockholders, in person or represented by proxy, of the holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

How many votes are required to approve each matter to be considered at the Annual Meeting?
Proposal 1: Election of director nominees named in this proxy statement. Each of the ten nominees for director will be elected upon the affirmative vote of the majority of votes cast with respect to the director’s election, which means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Any incumbent director nominee who is not elected by a majority of votes cast must tender his or her resignation to the Board, and the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results. In the event of a contested election, director nominees who receive the most votes for the number of seats up for election will be elected. Broker non-votes and abstentions will have no effect on the proposal.
Proposal 2: Advisory vote to approve Named Executive Officer compensation. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting is required to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.
Proposal 3: Ratification of KPMG LLP as the Company’s independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting is required to ratify KPMG LLP as the Company’s independent registered public accounting firm for 2022. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote.  Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Who pays to prepare, mail and solicit the proxies?
We will bear the costs of solicitation of proxies for the Annual Meeting of Stockholders, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. Proxies may be solicited in person or by mail, telephone or electronic transmission on our behalf by our directors, officers or employees. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies. In addition, we have retained Okapi Partners LLP to assist us in the distribution and solicitation of proxies. We estimate that we will pay Okapi Partners LLP approximately $11,000, plus reimbursement of out-of-pocket expenses, for its services.

OTHER BUSINESS
The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxy card or their substitutes acting thereunder will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

Annual Report
A copy of our Annual Report on Form 10-K for the year ended December 31, 2021 is being furnished to stockholders concurrently herewith. Insight will mail without charge, upon written request, another copy of our Annual Report, including the consolidated financial statements and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 2701 E. Insight Way, Chandler, Arizona 85286. Our Annual Report is also available at http://investor.insight.com/financial-reports/annual-reports.

Householding
Company stockholders who share an address may receive only one copy of this proxy statement and the Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this proxy statement and Annual Report to any stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the stockholder makes a request by contacting our Corporate Secretary at 2701 E. Insight Way, Chandler, Arizona 85286, or by telephone at (480) 333-3000. If you wish to receive separate copies of this proxy statement and the Annual Report in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee.

Stockholder Proposals and Director Nominations for the 2023 Annual Meeting
Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at Insight Enterprises, Inc., One Insight Way, Chandler, Arizona 85286 no later than December 14, 2022. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.
With respect to proposals submitted by a stockholder for consideration at our 2023 Annual Meeting but not for inclusion in our proxy statement for such annual meeting, timely notice of any stockholder proposal must be received by us at the above address in accordance with our Amended and Restated Bylaws no earlier than February 17, 2023 nor later than March 19, 2023. With respect to stockholders wishing to recommend nominees for election to the Board at our 2023 Annual Meeting, timely notice of any director nomination must be received by us at the above address in accordance with our Amended and Restated Bylaws no earlier than February 17, 2023 nor later than March 19, 2023. Such notices must contain the information required by our Amended and Restated Bylaws.
In addition, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 19, 2023.
Please refer to our Amended and Restated Bylaws for additional information and requirements regarding stockholder proposals and director nominations. We will not consider any proposal or nomination that is not timely or otherwise does not meet our Amended and Restated Bylaws’ and the SEC’s requirements for submitting a proposal or nomination, as applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the benefits and anticipated results of our compensation programs and the Compensation Committee’s plans and intentions relating thereto, as well as statements regarding our business strategy and our strategic initiatives. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our Annual Report (accompanying this proxy statement), and in any of our subsequent filings with the SEC.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2022
The proxy materials for the Company’s annual meeting of stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2021 and this proxy statement, are available over the Internet at www.proxypush.com/nsit. The proxy materials are also available by accessing the Company’s website at http://investor.insight.com/financial-reports/annual-reports. Other information on the Company’s website does not constitute part of the Company’s proxy materials.
It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised as described in this proxy statement. If you attend the meeting in person, you may withdraw any proxy (including a telephonic or Internet proxy) and vote your own shares as described in this proxy statement.

By Order of the Board of Directors,

Samuel C. Cowley
Senior Vice President, General Counsel and Secretary

April 5, 2022

APPENDIX A
INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES NON-GAAP ADJUSTED FINANCIAL MEASURE RECONCILIATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Years Ended December 31,
	2021	2020	2019
Non-GAAP Adjusted Consolidated EFO:
GAAP consolidated EFO	$332.1	$271.6	$240.6
Amortization of intangible assets	32.0	37.5	23.0
Other	(1.6)	13.3	18.2
Non-GAAP Adjusted consolidated EFO	$362.5	$322.4	$281.8

Non-GAAP Adjusted Consolidated Diluted EPS:
GAAP consolidated diluted EPS	$5.95	$4.87	$4.43
Amortization of intangible assets	0.87	1.06	0.64
Amortization of debt discount and issuance costs	0.33	0.33	0.12
Other	(0.04)	0.37	0.51
Income taxes on non-GAAP adjustments	(0.28)	(0.44)	(0.28)
Impact of benefit from note hedge	0.27	—	—
Non-GAAP Adjusted consolidated diluted EPS	$7.10	$6.19	$5.42

Non-GAAP Adjusted INA EFO:
GAAP EFO for North America Segment	$268.8	$219.2	$190.5
Amortization of intangible assets	29.6	35.0	21.7
Other	(3.1)	9.9	17.8
Non-GAAP Adjusted EFO for North America Segment	295.3	264.1	230.0

Non-GAAP Adjusted EMEA EFO:
GAAP EFO for EMEA Segment	$46.9	$40.4	$39.8
Amortization of intangible assets	2.0	2.1	0.8
Other	1.3	3.1	0.4
Non-GAAP Adjusted EFO for EMEA Segment	$50.2	$45.6	$41.0

A-1

APPENDIX A
(continued)

	Years Ended December 31,
	2021	2020	2019
Non-GAAP Adjusted ROIC:
GAAP consolidated EFO	$332.1	$271.6	$240.6
Other	(1.6)	13.3	18.3
Non-GAAP Adjusted consolidated EFO	330.5	284.9	258.9
Income tax expense*	86.0	74.1	71.2
Non-GAAP Adjusted consolidated EFO, net of tax	$244.5	$210.8	$187.7

Average stockholders’ equity**	$1,417.1	$1,224.7	$1,071.3
Average debt**	445.8	556.5	411.0
Average cash**	(117.2)	(106.9)	(126.9)
Invested capital	$1,745.7	$1,674.3	$1,355.4

Non-GAAP Adjusted ROIC (from GAAP consolidated EFO)***	14.08%	12.00%	12.87%
Non-GAAP Adjusted ROIC (from non-GAAP consolidated EFO)****	14.01%	12.59%	13.85%

*	Assumed tax rate of 26.0% for 2021 and 2020, and 27.5% for 2019 (consistent with the compensation plan; there is no impact to actual attainment)
**	Average of previous five quarters, excluding the impact of the cumulative effect of a change in accounting principle on retained earnings
***	Computed as GAAP consolidated EFO, net of tax of $86.3 million, $70.6 million, and $66.2 million for the twelve months ended December 31, 2021, 2020 and 2019, respectively, divided by invested capital
****	Computed as non-GAAP Adjusted consolidated EFO, net of tax divided by invested capital

Constant Currency
In addition, the Company refers to changes in financial results in constant currency. Such year over year comparisons of financial results exclude the effects of fluctuating foreign currency exchange rates. In computing these changes and percentages, the Company compares the current year amount as translated into U.S. dollars under the applicable accounting standards to the prior year amount in local currency translated into U.S. dollars utilizing the weighted average translation rate for the current period.

USE OF NON-GAAP FINANCIAL MEASURES
The non-GAAP financial measures (referred to in this proxy statement as Adjusted EFO, Adjusted Diluted EPS and Adjusted ROIC) exclude the items noted above. The Company excludes these items when internally evaluating its results of operations. These non-GAAP measures are used by management to evaluate financial performance against budgeted amounts, to calculate incentive compensation, to assist in forecasting future performance and to compare the Company’s results to those of the Company’s competitors. The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency, facilitate comparisons to prior periods and the Company’s competitors’ results and assist in forecasting performance for future periods. These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A-2

Insight.
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends you vote FOR the election of the nominees for director in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Ten Directors:	01 Richard E. Allen	☐ For	☐ Against	☐ Abstain
	02 Bruce W. Armstrong	☐ For	☐ Against	☐ Abstain
	03 Alexander L. Baum	☐ For	☐ Against	☐ Abstain

Please fold here – Do not separate

	04 Linda Breard	☐ For	☐ Against	☐ Abstain
	05 Timothy A. Crown	☐ For	☐ Against	☐ Abstain
	06 Catherine Courage	☐ For	☐ Against	☐ Abstain
	07 Anthony A. Ibargüen	☐ For	☐ Against	☐ Abstain
	08 Joyce A. Mullen	☐ For	☐ Against	☐ Abstain
	09 Kathleen S. Pushor	☐ For	☐ Against	☐ Abstain
	10 Girish Rishi	☐ For	☐ Against	☐ Abstain
2. Advisory vote (non-binding) to approve named executive officer compensation		☐ For	☐ Against	☐ Abstain
3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022		☐ For	☐ Against	☐ Abstain

Note: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

INSIGHT ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 18, 2022

10:00 a.m. Mountain Standard Time

Insight Enterprises, Inc.
2701 E. Insight Way
Chandler, AZ 85286

Insight Enterprises, Inc.
2701 E. Insight Way
Chandler, AZ 85286

proxy

This proxy is solicited by the Board of Directors for use at the 2022 Annual Meeting of Stockholders on May 18, 2022.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" the election of the nominees for director in Proposal 1 and "FOR" Proposals 2 and 3, and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

By signing the proxy, you revoke all prior proxies and appoint JOYCE A. MULLEN and SAMUEL C. COWLEY, individually and together, and with full power of substitution, to vote your shares of common stock of Insight Enterprises, Inc. on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements of the meeting.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE
www.proxypush.com/nsit

PHONE
1-866-883-3382

MAIL

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.